Investment Advisor
Signal Capital Management, Inc.
One Main Street
Evansville, Indiana 47708
Administrator,
Transfer Agent and Distributor
BISYS Fund Services, Inc.
3435 Stelzer Road
Columbus, Ohio 43219
Custodian
Huntington National Bank
7 Easton Oval
Columbus, Ohio 43219
Counsel
Dechert LLP
1775 I Street, NW
Washington, DC 20006
Independent Registered Public Accounting Firm
Ernst & Young LLP
1100 Huntington Center
41 South High Street
Columbus, Ohio 43215
This report is for the information of the shareholders of the Signal Funds. Its use in connection with any offering of the Funds’ shares is authorized only in case of concurrent or prior delivery of the Funds’ current prospectus.
Federal law requires the Funds, and each of its investment advisers, to adopt procedures for voting proxies (“Proxy Voting Guidelines”) and to provide a summary of those Proxy Voting Guidelines used to vote the securities held by the Funds. The Funds’ proxy voting policies and procedures are available without charge (i) upon request, by calling 800-468-0347, or (ii) on the U.S. Securities and Exchange Commission’s web site at www.sec.gov.
Statement Regarding Availability of Quarterly Portfolio Schedule.
The Signal Funds file complete schedules of portfolio holdings for each Fund with the Securities and Exchange Commission (the ‘‘Commission’’) for the first and third quarters of each fiscal year on Form N-Q. The Funds’ Forms N-Q are available on the Commission’s website at http://www.sec.gov. The Funds’ Form N-Q may be reviewed and copied at the Commission’s Public Reference Room in Washington, D.C., and information on the operation of the Public Reference Room may be obtained by calling 800-SEC-0330; and the Funds make the information on Form N-Q available upon request without charge.
Statement Regarding Availability of Proxy Voting Record.
Information regarding how the Fund voted proxies relating to portfolio securities held during the most recent 12-month period ended June 30 is available without charge, upon request, by calling 800-468-0347, and on the Commission’s website at http://www.sec.gov.

Annual Report
March 31, 2006

Investment Advisor

Shares of the Funds are not deposits or obligations of, or guaranteed or endorsed by, Old National Bancorp., and are not insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other agency. Shares of the Funds involve investment risk, including possible loss of principal. Past performance is not indicative of future results.

SIGNAL FUNDS
Letter to Shareholders

Dear Shareholders:
We are pleased to present the annual report for the Signal Funds. The report covers the twelve month period from April 1, 2005 to March 31, 2006 which represents the Funds’ 2006 fiscal year.
Economic growth was surprisingly good considering the headwinds of significantly higher oil prices and the Fed funds rate that ended the year 200 basis points higher (2.00%). If that wasn’t enough to deal with, investors were dealt another blow—quite literally—in the form of two strong hurricanes that battered the Gulf Coast in late August and September. As we turned the calendar from 2005 to 2006, economic growth went from too slow to (what is likely to turn out to be) too fast. It is during this six month period that things began to heat up both in terms of higher stock prices and higher intermediate term yields.
The Equity Market
On the surface it might appear that the market experienced a good but uneventful year. The return of almost 12% is roughly in line with the market’s long run average. But, the advance was marked by periods of great doubt about the economy’s ability to continue to grow in light of ever higher short term interest rates as orchestrated by the Fed. These doubts hit the market hard in the first month of the Fund’s fiscal year (April). On a price basis, the S&P 5001 lost 2%. Fortunately, April’s lows turned out to be the lows for the year. All was not clear as the market encountered another downdraft six months later. The October sell-off wiped out the gains that had been achieved in the previous six months. Investors were trying to determine the impact of Hurricanes Katrina and Rita. Most believed higher inflation would result if not from increased government spending then from oil prices that spiked up near $70 a barrel. The final five months through March 2006 proved to be the strongest for the market. The almost 8% advance was kicked off by the realization that despite the headwinds discussed above, stocks were still reasonably valued, profit margins were at record highs, and earnings were likely to finish the year with a double digit increase over 2004.
Just as was the case last year, the top performing sector was again the Energy Sector gaining just over 21%. If not for the lagging performance of the major integrated oils, the sector’s performance would have been much stronger. The drillers, oil and gas service, exploration and production, and refining stocks all experienced performance that ranged from 37% to 65%. Surprisingly the second best performing sector was the Financial Sector with a 17% gain. Here again, industry selection was important. The environment of higher short term rates coupled with thin net interest margins kept investors away from most banking stocks. The best performing industries were concentrated in the stocks of real estate investment trusts, investment management, and investment banking companies. Gains in these industries ranged from 21% to 37%. Good growth in assets under management and strong merger and acquisition activity propelled results higher for these groups.
The Fixed Income Market
The “conundrum” persisted throughout most of last year. The “conundrum” was the lack of upward movement in longer term rates in response to the Fed’s policy of raising the Fed funds rate. The result was a yield curve that became flatter as the year wore on. Steadily rising short term rates eventually led to a partial yield curve inversion—a situation in which shorter term rates are greater than longer term rates. It was only in the last two months of the year that longer term interest rates began to react to the Fed’s tightening. Through the end of January, the ten year Treasury Note yield was just four basis points (0.04%) higher than it was in March of last year. Further increases in the Fed funds target rate to 4.75% in March led to an upward and parallel shift in the entire yield curve. The upward shift in the yield curve pushed the yield on the ten year Treasury Note to 4.85% by the end of March—or 37 basis points (0.37%) higher than it was a year ago. Because the shift was parallel, the yield curve remains very flat. Longer term rates, 4.85%, are still very close to short term rates, 4.75%. If you subscribe to the theory that the shape of the yield curve is determined by the expectations of bond investors, you would conclude that investors believe future interest rates will be about the same as current interest rates. The explanation behind this is most likely driven by confidence in the Fed’s ability to keep inflation under control. In fact, core inflation is lower now than it was a year ago. Investors have incorporated decelerating inflation into their pricing of fixed income securities. Evidence of this can be found by comparing the ten year Treasury Note yield to the yield of the ten year Treasury Inflation Protected Security. The difference, which is a measure of investors’ inflation expectations, has declined from just over 2.7% a year ago to about 2.5% now.
Sincerely,
The Signal Capital Management, Inc. Team
1The Standard & Poor’s 500 Index (the “S&P 500”) tracks the performance of 500 select common stocks, most of which are listed on the New York Stock Exchange, and is a measure of the U.S. stock market as a whole. Investor cannot invest directly in an index.

SIGNAL FUNDS
Large Cap Growth Fund

Investment Concerns
Equity securities (stocks) are more volatile and carry more risk than other forms of investments, including investments in high-grade fixed income securities. The net asset value per share of this Fund will fluctuate as the value of the securities in the portfolio changes. Common stocks, and Funds investing in common stocks, generally provide greater return potential when compared with other types of investments.

The Large Cap Growth Fund enjoyed another year of good performance. For the twelve months ended March 2006, the Fund (Class I) returned 12.95% against its benchmark, the S&P 500 which was up 11.72%.
The Fund’s managers maintained over-weighted positions in the Consumer Staples, Energy, Industrials, and Materials Sectors. The Fund’s managers believed the Consumer Staples Sector would benefit from the defensive nature of many of the stocks in this sector. However, despite the concerns over slower economic growth, investors were not attracted to this sector. As a consequence, it underperformed the market and the Fund’s holdings underperformed the sector. The Consumer Staples Sector held the Fund’s worst performing stock, Avon Products. The Fund managers eliminated the holding but not before incurring a 27% loss. The company reported disappointing earnings and lowered its guidance for the remainder of the year. The stock lost 15%, prompting its sale. Subsequently, the stock has not managed to recover its losses. The Energy Sector was (like last year) the top performing sector. Although the Fund’s Energy Sector over-weighting was only moderate, the Fund did benefit from an underweight in the integrated oils which was the weakest industry in the sector. The Fund’s top performing stock in this sector was Noble Energy, an oil and gas exploration and production concern with a total return of nearly 30%. The Fund’s Industrial Sector performance exceeded its sector benchmark on the strength of strong moves in Expeditors International (+62%) and Jacobs Engineering (+67%). Expeditors’ services include forwarding of air and ocean freight and has a strong base of operations along the west coast of the U.S. The company has developed an extensive operation in Asia and it is the growth in Asia that is driving earnings and the stock higher. Jacobs provides construction services to a wide variety of industries. It is benefiting from the up-turn in the capital spending and construction cycle. Florida Rock, a company that provides construction aggregates and concrete products, was the big driver of the out-performance in the Materials Sector with a 45% gain.†

Total Return as of March 31, 2006

	Aggregate		Annualized
				Since
				Inception
	1 Month	3 Month	1 Year	(7/15/02)

Class I	0.50%	3.57%	12.95%	10.37%
Class A
Without Sales Charge	0.42%	3.51%	12.65%	10.04%
With Sales Charge*	-4.35%	-1.39%	7.27%	8.61%

S&P 500 Index	1.24%	4.21%	11.72%	11.70%

Past performance does not guarantee future results. The performance data quoted represents past performance and current returns may be lower or higher. The investment return and principal value will fluctuate so that an investor’s shares, when redeemed may be worth more or less than the original cost. To obtain performance information current to the most recent month end, please contact us at 888-426-9709.
*Class A Shares reflect the maximum sales charge of 4.75%.
The total return set forth reflects certain expenses that were reduced. In such instances, and without this activity, total return would have been lower.
Fund Statistics as of March 31, 2006 subject to change

		Signal Large Cap
	S&P 500	Growth Fund

Avg. Market Cap	$89 Billion	$56 Billion
Long Term Growth Rate	8%	14%
Beta[1]	1.00	0.91
2005 P/E Ratio[1]	15.9	16.8

[1]
Price/Earnings (P/E) Ratio is the price of a stock divided by its historical earnings per share. Beta is a measure of the volatility of a stock relative to the overall market. A beta of less than one indicates lower historical risk than the market; a beta of more than one indicates higher historical risk than the market.

The Lipper rankings for March 31, 2006 are based on the total number of large cap funds in the Lipper Large Cap Funds category. For the one year ended March 31, 2006, the Large Cap Growth Fund ranked 17 and 11 (for the Class A and I Shares, respectively) out of 657 funds in the Large Cap Growth category. The Lipper rankings are based on total return. Lipper Analytical Services, Inc. is an independent organization that compiles performance data on investment companies.
The Fund carried an underweight in the Financials, Technology, and Telecommunications Sectors. Most of the underweight in the Financial Sector was in the Banking Industry. The Fund’s holdings in the Financial Sector out-performed its benchmark due to its exposure to the Asset Management and Investment Banking Industries.
The performance of the Fund’s Technology Sector holdings exceeded its benchmark with help from SAP AG (+36%) and Harris (+46%). SAP benefited from increased sales of its business software across its client base. Harris is a provider of high-tech communications equipment. More than half of its sales go to military customers. Defense spending is increasingly oriented toward more sophisticated weapons programs that require many of the communications solutions provided by Harris. The Technology Sector’s performance was held back by the performance of Dell. The company’s earnings began to slow in the second half of the year leading to a 24% loss when the stock was eliminated from the Fund. The Fund had no exposure to the Telecommunications Sector other than a small holding that was disposed of early in the year. This was the second best performing sector.†

†	The composition of the Fund’s holding is subject to change.

SIGNAL FUNDS
Large Cap Growth Fund

Security Allocation as of March 31, 2006
(Subject to change)
Large Cap Growth Fund

Percentage of
Total Portfolio
Investments
Security Allocation	(unaudited)

Financials	21.5%
Information Technology	16.8%
Industrials	12.4%
Consumer Staples	12.1%
Health Care	10.3%
Energy	9.8%
Consumer Discretionary	6.8%
Materials	3.6%
Utilities	3.1%
Technology	0.3%
Investment Companies	3.3%

100.0%

Past performance does not guarantee future results. The performance data quoted represents past performance and current returns may be lower or higher. The investment return and principal value will fluctuate so that an investor’s shares, when redeemed may be worth more or less than the original cost. Returns do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemptions of fund shares.
The chart above represents a comparison of a hypothetical investment in the indicated Fund versus a similar investment in the Fund’s benchmark, and represents the reinvestment of dividends and capital gains in the Fund.
The total return set forth reflects certain expenses that were reduced. In such instances, and without this activity, total return would have been lower.
The performance of the Large Cap Growth Fund is measured against the Standard & Poor’s 500 Index (the “S&P 500”) which tracks the performance of 500 select common stocks, most of which are listed on the New York Stock Exchange, and is a measure of the U.S. stock market as a whole. The index is unmanaged and does not reflect the deduction of fees associated with a mutual fund, such as investment management fees. The Fund’s performance does reflect the deduction of fees for these services. Investors cannot invest directly in an index, although they can invest in its underlying securities.

SIGNAL FUNDS
Income Fund

Investment Concerns
Bonds offer a relatively stable level of income, although bond prices will fluctuate providing the potential for principal gain or loss. Intermediate-term, higher-quality bonds generally offer less risk than longer-term bonds and a lower rate of return.
Investments in fixed income securities are subject to interest rate risks. The principal value of a bond falls when interest rates rise and rise when interest rates fall. During periods of rising interest rates, the value of a bond investment is at greater risk than during periods of stable or falling rates.

The bond market posted modest returns over the past year driven primarily by increasing rates and a flattening yield curve. This situation was precipitated by the actions of the Federal Open Market Committee (“FOMC”) which continued with an ongoing tightening phase that began in 2004. Over the past twelve months ended March 31, 2006, the two-year treasury yield increased 104 basis points (“bp”) (1.04%) to 4.82%, the five-year treasury yield increased by 64bp (0.64%) to 4.81%, and the ten-year treasury yield increased by 40bp (0.40%) to 4.85%. The yield curve, at times, has exhibited points of slight inversion but currently remains nearly flat with little difference between short-term and long-term rates. The FOMC has increased the overnight fed funds target 15 times in the past 17 months, from 1.00% to the current 4.75% level.
For the three- and twelve-month periods ended March 31, 2006, the Lehman Brothers Intermediate Government Credit Bond Index (LBIG/C) posted returns of -0.38% and 2.08%, respectively. The Fund outperformed over the 3-month period but remained slightly behind for the twelve-month period returning -0.32% and 2.01%, respectively. The Fund’s slight
Total Return as of March 31, 2006

	Aggregate		Annualized
				Since
				Inception
	1 Month	3 Month	1 Year	(7/15/02)

Class I	-0.46%	-0.32%	2.01%	2.81%
Class A
Without Sales Charge	-0.48%	-0.38%	1.76%	2.65%
With Sales Charge*	-3.68%	-3.66%	-1.56%	1.73%

Lehman Brothers Intermediate Government/Credit Bond Index	-0.44%	-0.38%	2.08%	3.74%

Past performance does not guarantee future results. The performance data quoted represents past performance and current returns may be lower or higher. The investment return and principal value will fluctuate so that an investor’s shares, when redeemed may be worth more or less than the original cost. To obtain performance information current to the most recent month end, please contact us at 888-426-9709.
*Class A Shares reflect the maximum sales charge of 3.25%.
The total return set forth reflects certain expenses that were reduced. In such instances, and without this activity, total return would have been lower.
Fund Statistics as of March 31, 2006 subject to change

	LBIG/C	Signal Income Fund

Average Mod. Duration (yrs.)	3.63	3.46
Average Maturity (yrs.)	5.14	4.37
Average Coupon	4.96%	4.89%
30 Day Effective Yield
Class I	N/A	4.45%
Class A	N/A	4.19%
Average Credit Rating (as rated by Standard & Poor’s)	N/A	AA

twelve-month underperformance resulted from an underweight in long-duration bonds and an overweight in short- and intermediate-duration bonds relative to the LBIG/C during a period when short rates rose more than long rates. As rates have risen, we have begun to push the duration, or interest rate sensitivity, of the portfolio longer, more closely aligning this measure with the Fund’s benchmark. In addition, the effective duration on the
Fund has extended with the rise in interest rates as call features on many of the bonds have moved out of the money.†

†	The composition of the Fund’s holding is subject to change.

SIGNAL FUNDS
Income Fund

Security Allocation as of March 31, 2006
(Subject to change)
Income Fund

Percentage of
Total
Portfolio
Investments
Security Allocation	(unaudited)

U.S. Government Agencies	50.3%
Corporate Bonds	31.3%
U.S. Treasury Notes	16.6%
Preferred Stock	1.1%
Investment Companies	0.7%

Total	100.0%

Past performance does not guarantee future results. The performance data quoted represents past performance and current returns may be lower or higher. The investment return and principal value will fluctuate so that an investor’s shares, when redeemed may be worth more or less than the original cost. Returns do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemptions of fund shares.
The chart above represents a comparison of a hypothetical investment in the indicated Fund versus a similar investment in the Fund’s benchmark, and represents the reinvestment of dividends and capital gains in the Fund.
The total return set forth reflects certain expenses that were reduced. In such instances, and without this activity, total return would have been lower.
The performance of the Signal Income Fund is measured against the Lehman Brothers Intermediate Government/Credit Bond Index (the “LBIG/C” ) which is composed of investment grade corporate debt issues as well as debt issues of U.S. government agencies and the U.S. Treasury. The debt issues all maintain maturities within a range of one to ten years. The index is unmanaged and does not reflect the deduction of fees associated with a mutual fund, such as investment management fees. The Fund’s performance does reflect the deduction of fees for these services. Investors cannot invest directly in an index, although they can invest in its underlying securities.

SIGNAL FUNDS
Tax-Exempt Income Fund

Investment Concerns
Bonds offer a relatively stable level of income, although bond prices will fluctuate providing the potential for principal gain or loss. Intermediate-term, higher-quality bonds generally offer less risk than longer-term bonds and a lower rate of return.
Investments in fixed income securities are subject to interest rate risks. The principal value of a bond falls when interest rates rise and rise when interest rates fall. During periods of rising interest rates, the value of a bond investment is at greater risk than during periods of stable or falling rates.
A portion of income may be subject to some state and or local taxes and for certain investors a portion may be subject to the federal alternative minimum tax.

In the twelve months ended March 31, 2006, the taxable yield curve substantially flattened and shifted upward as the federal Funds target increased to 4.75% from 2.75%. The municipal curve maintained its upward slope, but flattened as rates increased in the one to fifteen year maturity range and declined slightly in the maturities beyond that. This is one reason that tax-exempt bonds remained attractive versus comparable taxable obligations, particularly for those in higher tax brackets. Intermediate Funds, both taxable and tax-exempt, experienced losses in March due to rising rates, but ended the year with slightly positive returns.
The Fund maintains its appeal for investors seeking current income exempt from federal taxes. As of August 1, 2005, the Fund changed its stated benchmark to the Merrill Lynch 1-10 Year Municipal Index. This benchmark is more appropriate in its composition than the Lehman Brothers 7 Year Municipal Index. Since the change, we have adjusted the Fund’s composition and duration to match that of the new index, and there has been a transition period in which the Funds performance fell between the two benchmarks. The duration on the Fund lengthened last quarter as the likelihood of future calls occurring for the underlying bonds
Total Return as of March 31, 2006

	Aggregate		Annualized
				Since
				Inception
	1 Month	3 Month	1 Year	(7/15/02)

Class I	-0.73%	-0.29%	2.07%	3.28%
Class A
Without Sales Charge	-0.75%	-0.35%	1.82%	3.09%
With Sales Charge*	-3.97%	-3.58%	-1.47%	2.17%

Merrill Lynch 1-10 Year Municipal Bond Index	-0.43%	0.02%	2.46%	3.57%
Lehman Brothers 7-Year Municipal Bond Index	-0.69%	-0.12%	2.63%	3.79%

Past performance does not guarantee future results. The performance data quoted represents past performance and current returns may be lower or higher. The investment return and principal value will fluctuate so that an investor’s shares, when redeemed may be worth more or less than the original cost. To obtain performance information current to the most recent month end, please contact us at 888-426-9709.
*Class A Shares reflect the maximum sales charge of 3.25%.
The total return set forth reflects certain expenses that were reduced. In such instances, and without this activity, total return would have been lower.
Fund Statistics as of March 31, 2006 subject to change

			Signal Tax-
	ML 1-10 Year	LB 7-Year	Exempt
	Muni Bond	Muni Bond	Income Fund

Average Mod. Duration (yrs.)	4.10	4.07	4.31
Average Maturity (yrs.)	5.03	5.04	5.88
Average Coupon	5.32%	5.37%	4.44%
30 Day Effective Yield
Class I	N/A	N/A	3.46%
Class A	N/A	N/A	3.20%
Average Credit Rating (as rated by Standard & Poor’s)	N/A	N/A	AA+

declined. This caused underperformance in the last quarter, and decreased the annual return. This duration gap should tighten as the bonds within the Fund move closer to maturity.†

†	The composition of the Fund’s holding is subject to change.

SIGNAL FUNDS
Tax-Exempt Income Fund

State Allocation as of March 31, 2006
(Subject to change)
Tax-Exempt Income Fund

Percentage of
Total Portfolio
Investments
State Allocation	(unaudited)

Alabama	1.0%
California	1.2%
Illinois	3.4%
Indiana	63.2%
Kansas	1.1%
Kentucky	2.0%
Michigan	4.8%
Missouri	2.3%
Nevada	1.2%
North Carolina	1.4%
North Dakota	1.3%
Ohio	1.2%
Pennsylvania	0.7%
Texas	4.1%
Utah	2.3%
Washington	4.2%
Wisconsin	4.4%
Investment Companies	0.2%

Total	100.0%

Past performance does not guarantee future results. The performance data quoted represents past performance and current returns may be lower or higher. The investment return and principal value will fluctuate so that an investor’s shares, when redeemed may be worth more or less than the original cost. Returns do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemptions of fund shares.
The chart above represents a comparison of a hypothetical investment in the indicated Fund versus a similar investment in the Fund’s benchmark, and represents the reinvestment of dividends and capital gains in the Fund.
The total return set forth reflects certain expenses that were reduced. In such instances, and without this activity, total return would have been lower.
Effective August 1, 2005 the Fund changed its standardized benchmark from the Lehman Brothers 7-Year Municipal Bond Index to the Merrill Lynch 1-10 Year Municipal Bond Index to provide a more appropriate market comparison for the Fund’s performance. The Merrill Lynch 1-10 Year Municipal Bond Index is generally representative of municipal bonds with intermediate maturities of no less than one year and no more than ten years. The Lehman Brothers 7-Year Municipal Bond Index is generally representative of investment grade fixed rate debt obligations issued by state and local government entities, with maturities of no more than seven years. The indices are unmanaged and do not reflect the deduction of fees associated with a mutual fund, such as investment management fees. The Fund’s performance does reflect the deduction of fees for these services. Investors cannot invest directly in an index, although they can invest in its underlying securities.

SIGNAL FUNDS
Money Market Fund

Investment Concerns
An investment in the Fund is not insured or guaranteed by the FDIC or any other government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Fund.

Throughout the entire fiscal year, the Federal Open Market Committee (“FOMC”) continued along a familiar path, gradually increasing the Fed Funds rate in 25 basis point (“bp”) (0.25%) increments. A total of eight consecutive increases brought the Fed Funds rate from 2.75% to 4.75% by the end of the fiscal year. The FOMC maintained language that said, “policy accommodation can be removed at a pace that is likely to be measured” into the last quarter of 2005, then they slightly modified their official statement with their December 13 post meeting release. They eliminated the familiar statement and instead remarked that “some further measured policy firming is likely to be needed.” Market participants interpreted this language change to be an indication that the central bank would be finished raising rates in the somewhat near future. However, strong economic data continued to foster the expectation of additional 25 bp (0.25%) increases in the Fed Funds rate into the first half of 2006.
For most of the fiscal year, increasing energy prices plagued the economy and put pressure on inflation. However, longer-term inflation expectations remained contained. Despite disappointing payroll numbers at the beginning of June 2005, economic activity continued to gain momentum into the third quarter of 2005, with strength in the housing market and vehicle sales reaching record highs due to new sales incentives. For
Total Return as of March 31, 2006

	Aggregate		Annualized
				Since
				Inception
	1 Month	3 Month	1 Year	(7/15/02)

Class I	0.35%	0.98%	3.24%	1.55%

Past performance does not guarantee future results. The performance data quoted represents past performance and current returns may be lower or higher. The investment return and principal value will fluctuate so that an investor’s shares, when redeemed may be worth more or less than the original cost. To obtain performance information current to the most recent month end, please contact us at 888-426-9709.
The total return set forth reflects certain expenses that were reduced. In such instances, and without this activity, total return would have been lower.
Fund Statistics as of March 31, 2006 subject to change

	30-Day
	Effective Yield	7-Day Yield

Class I	4.17%	4.16%

The yield quotation more closely reflects the current earnings of the Fund than the total return quotations.
the first time since the FOMC began raising rates in June of 2004, there was some uncertainty surrounding the Fed’s decision at the September 20 meeting. Hurricane Katrina, ravaging the Gulf Coast in late summer and sending gasoline prices soaring to record highs, led investors to speculate that the central bank might pause in their plan to raise short-term rates. Despite higher energy costs and inflation pressures, the FOMC believed the hurricane tragedy produced a ‘near term disruption’, but it was not a long-term threat to economic growth. Economic activity remained solid into the final quarter of the fiscal year. Unseasonably warm weather and falling energy prices helped to support consumer spending, employment was strong, and the markets suffered no ill effects of the changeover from Greenspan to Bernanke as chairman of the FOMC.
Security Allocation as of March 31, 2006
(Subject to change)
Money Market Fund:

Security Allocation	Percentage of

Commercial Paper	29.1%
Asset Backed	25.0%
Certificates of Deposit	15.4%
U.S. Government Agencies	13.3%
Repurchase Agreements	10.4%
Investment Companies	6.8%

Total	100.0%

As short-term interest rates continued to increase during the fiscal year, yields on money market instruments adjusted accordingly. There was a near 100 bp (1.00%) spread between 1-month and 1-year LIBOR1 at the start of the fiscal

continued

SIGNAL FUNDS
Money Market Fund

year, and that differential flattened to a low of 27 bps (0.27%) in September following the Gulf Coast hurricanes. The LIBOR curve ultimately ended the fiscal year 50 bps (0.50%) flatter than it began in response to the Fed’s continuous 25 bp (0.25%) tightening moves. Investors concentrated cash flows within three months, emphasizing one month maturities as a flatter money market curve provided little incentive to invest beyond one month or the next FOMC meeting. Demand for floating rate notes also remained strong due to the expectation of future short-term rate increases. The discount agency note curve remained the flattest, and as a result, discount agency notes were a less attractive investment than discount commercial paper. Money market yields continued to grind higher, and the movement of 1-year LIBOR above 5% encouraged some extension buying towards the end of the fiscal year. Throughout the fiscal year, the average weighted days to maturity of the Signal Money Market Fund remained in the lower part of its maturity range, increasing from 25 days a year ago to end the fiscal year at 30 days.†

†	The composition of the Fund’s holding is subject to change.

[1]
LIBOR is the interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market. The LIBOR is fixed on a daily basis by the British Bankers’ Association. The LIBOR is derived from a filtered average of the world’s most creditworthy banks’ interbank deposit rates for larger loans with maturities between overnight and one full year.

SIGNAL FUNDS
Large Cap Growth Fund
Schedule of Portfolio Investments
March 31, 2006

Shares or
Principal	Security
Amount ($)	Description	Value ($)

	Common Stocks — 96.6%
	Aerospace/Defense — 1.2%
7,800	United Technologies Corp.	452,166

	Air Freight & Logistics — 1.6%
7,000	Expeditors International of Washington, Inc.	604,730

	Applications Software — 0.5%
5,600	Citrix Systems, Inc. *	212,240

	Banking — 4.2%
10,000	Bank of America Corp.	455,400
14,200	Zions Bancorp	1,174,766

		1,630,166

	Business Services — 2.4%
11,000	Jacobs Engineering Group, Inc. *	954,140

	Communications Equipment — 3.4%
37,600	Cisco Systems, Inc. *	814,792
10,600	Harris Corp.	501,274

		1,316,066

	Computers — Memory Devices — 1.7%
48,000	EMC Corp. *	654,240

	Construction Materials — 2.3%
16,000	Florida Rock Industries, Inc.	899,520

	Consumer Products — Miscellaneous — 0.8%
4,000	Fortune Brands, Inc.	322,520

	Distiller & Vintners — 2.1%
32,000	Constellation Brands, Inc. *	801,600

	Electronics — 2.9%
10,800	Jabil Circuit, Inc. *	462,888
8,000	L-3 Communications Holdings, Inc.	686,320

		1,149,208

	Exchange Traded Funds — 3.0%
14,000	Financial Select Sector SPDR	455,700
4,200	Mid-Cap 400 Trust Series SPDR	607,614
4,600	Technology Select Sector SPDR	101,936

		1,165,250

	Finance — Investment Bankers and Brokers — 7.6%
10,500	Franklin Resources, Inc.	989,520
8,000	Goldman Sachs Group, Inc.	1,255,680
6,000	Legg Mason, Inc.	751,980

		2,997,180

	Food Distributors — 1.7%
21,000	Sysco Corp.	673,050

	General Merchandise — 1.0%
7,700	Target Corp.	400,477

	Health Care Services — 1.9%
15,000	Caremark Rx, Inc. *	737,700

	Healthcare — Equipment — 4.8%
13,000	Medtronic, Inc.	659,750
14,000	ResMed, Inc. *	615,720
14,000	Stryker Corp.	620,760

		1,896,230

	Hotels & Motels — 1.4%
12,000	Choice Hotels International, Inc.	549,360

Shares or
Principal	Security
Amount ($)	Description	Value ($)

	Industrial Conglomerates — 1.1%
12,000	General Electric Co.	417,360

	Industrial Gases — 1.4%
9,600	Praxair, Inc.	529,440

	Insurance — Life — 3.4%
17,500	MetLife, Inc.	846,475
11,000	Sun Life Financial Services	468,160

		1,314,635

	Insurance-Multi-Line — 3.5%
9,000	American International Group, Inc.	594,810
10,000	Wellpoint, Inc. *	774,300

		1,369,110

	Internet Service Providers — 0.7%
6,600	Ebay, Inc. *	257,796

	Machinery — Industrial — 3.7%
10,400	Danaher Corp.	660,920
3,600	Illinois Tool Works, Inc.	346,716
10,000	Ingersoll-Rand Co.-ADR	417,900

		1,425,536

	Oil & Gas — Integrated — 3.6%
10,300	BP PLC-ADR	710,082
11,300	Exxon Mobil Corp.	687,718

		1,397,800

	Oil & Gas Exploration Services — 6.1%
6,100	Apache Corp.	399,611
23,000	Noble Energy, Inc.	1,010,160
26,000	Smith International, Inc.	1,012,960

		2,422,731

	Personal Products — 2.5%
16,600	Procter & Gamble Co.	956,492

	Pharmaceuticals — 3.5%
5,200	Barr Laboratories, Inc. *	327,496
10,000	Johnson & Johnson	592,200
11,000	Teva Pharmaceutical Industries, Ltd.	452,980

		1,372,676

	Prepackaged Software — 4.6%
16,000	DST Systems, Inc. *	927,040
20,700	Fiserv, Inc. *	880,785

		1,807,825

	Retail — Apparel/Shoe — 1.9%
18,000	Chico’s Fas, Inc. *	731,520

	Retail — Computer/Electronics — 2.1%
14,400	Best Buy Co., Inc.	805,392

	Retail — Drugs — 2.1%
19,300	Walgreen Co.	832,409

	Retail — Home Improvement — 1.0%
6,000	Lowe’s Cos., Inc.	386,640

	Soft Drinks — 2.4%
15,900	PepsiCo, Inc.	918,861

	Systems Software — 2.9%
21,600	Microsoft Corp.	587,736

continued

SIGNAL FUNDS
Large Cap Growth Fund
Schedule of Portfolio Investments
March 31, 2006

Shares or
Principal	Security
Amount ($)	Description	Value ($)

	Systems Software (continued)
10,000	SAP AG-ADR	543,200

		1,130,936

	Transportation Services — 2.5%
11,800	Burlington Northern Santa Fe Corp.	983,294

	Utilities — Electric — 3.1%
8,400	Entergy Corp.	579,096
15,200	FPL Group, Inc.	610,128

		1,189,224

	Total Common Stocks
	(cost-$27,692,251)	37,665,520

	Investment Companies — 3.3%
1,284,575	Huntington Money Market Fund-Trust Class	1,284,575

	Total Investment Companies
	(cost-$1,284,575)	1,284,575

	Total Investments - 99.9%
	(cost-$28,976,826)	38,950,095

Percentages indicated are based on net assets of $38,995,706.
* Non-income producing securities.

ADR – American Depositary Receipt
SPDR – Standard & Poor’s Depositary Receipt’s

See notes to financial statements.

SIGNAL FUNDS
Income Fund
Schedule of Portfolio Investments
March 31, 2006

Shares or
Principal		Interest	Maturity
Amount ($)	Security Description	Rate	Date	Value ($)

	Corporate Bonds — 31.0%
	Aerospace/Defense — 0.7%
750,000	General Dynamics Corp	4.50%	8/15/10	725,732

	Banking — 7.7%
500,000	Bank of America Corp	5.38	6/15/14	493,329
500,000	Credit Suisse First Boston USA, Inc	4.63	1/15/08	494,066
1,000,000	Credit Suisse First Boston USA, Inc	6.13	11/15/11	1,027,200
105,000	First Union National Bank, BKNT	5.80	12/1/08	106,447
300,000	MBNA Bank	5.38	1/15/08	300,481
500,000	MBNA Bank	6.13	3/1/13	516,588
500,000	National City Corp.	4.50	3/15/10	483,911
500,000	U.S. Bancorp	5.10	7/15/07	497,932
750,000	U.S. Bancorp	3.95	8/23/07	736,581
455,000	U.S. Bancorp	5.70	12/15/08	459,654
1,000,000	Washington Mutual Bank	5.50	1/15/13	988,351
1,000,000	Washington Mutual Bank	5.65	8/15/14	982,473
500,000	Wells Fargo Co	3.50	4/4/08	483,867

				7,570,880

	Beverages — 0.2%
180,000	Coca-Cola Enterprises, Inc	5.38	8/15/06	180,125

	Brewery — 0.5%
500,000	Anheuser Busch	4.70	4/15/12	482,674

	Computer Hardware — 0.6%
500,000	Hewlett-Packard Co.	5.75	12/15/06	501,605
100,000	International Business Machines Corp.	4.88	10/1/06	99,881

				601,486

	Department Stores — 0.8%
750,000	Target Corp	5.88	3/1/12	768,239

	Electric & Electronic Equipment — 1.3%
1,300,000	General Electric Co	5.00	2/1/13	1,264,511

	Financial Services — 11.4%
125,000	Alliance Capital Management	5.63	8/15/06	125,190
500,000	American General Finance Corp.	4.00	3/15/11	466,262
100,000	Associates Corp., MTN	7.55	7/17/06	100,655
500,000	Associates Corp.	6.88	11/15/08	519,230
500,000	Bear Stearns Co., Inc	4.50	10/28/10	480,783
500,000	Boeing Capital Corp.	5.80	1/15/13	509,160
750,000	Countrywide Financial	4.25	12/19/07	735,907
345,000	General Electric Capital Corp., MTN	6.13	2/22/11	355,453
75,000	Goldman Sachs Group, Inc	6.88	1/15/11	79,171
500,000	Goldman Sachs Group, Inc	5.70	9/1/12	502,446
400,000	Goldman Sachs Group, Inc	5.15	1/15/14	385,654
250,000	Household Finance Corp.	8.00	7/15/10	272,787
500,000	Household Finance Corp.	4.75	7/15/13	470,439
20,000	J.P. Morgan & Co., Inc.	5.75	10/15/08	20,140
155,000	J.P. Morgan & Co., Inc., MTN	6.00	1/15/09	157,314
500,000	J.P. Morgan Chase & Co	5.75	1/2/13	503,344
500,000	J.P. Morgan Chase & Co	5.25	5/1/15	482,809
395,000	J.P. Morgan Chase Bank	6.13	11/1/08	401,076
500,000	Morgan Stanley	3.63	4/1/08	484,639
400,000	Morgan Stanley	4.25	5/15/10	381,171
1,450,000	Morgan Stanley	4.75	4/1/14	1,352,839
1,000,000	Prudential Financial, Inc.	4.50	7/15/13	934,174
500,000	SLM Corp	5.38	1/15/13	493,217
continued

SIGNAL FUNDS
Income Fund
Schedule of Portfolio Investments
March 31, 2006

Shares or
Principal		Interest	Maturity
Amount ($)	Security Description	Rate	Date	Value ($)

500,000	SLM Corp	5.38%	5/15/14	487,792
500,000	Verizon Global Funding Corp	4.00	1/15/08	488,120

				11,189,772

	Food Products & Services — 0.4%
140,000	Campbell Soup Co	6.90	10/15/06	140,916
300,000	Kraft Foods, Inc.	4.00	10/1/08	290,203

				431,119

	Insurance — 1.0%
1,000,000	Everest Reinsurance Holding	5.40	10/15/14	961,857

	Insurance — Life — 0.5%
513,000	Lincoln National Corp	6.50	3/15/08	524,101

	Investment Management and Advisory Services — 0.5%
500,000	FMR Corp.*	4.75	3/1/13	479,824

	Medical — Drugs — 1.8%
800,000	Bristol-Meyers Squibb Co.	5.75	10/1/11	808,792
1,000,000	Wyeth	5.50	2/1/14	986,712

				1,795,504

	Printing & Publishing — 0.2%
155,000	Tribune Co., MTN	5.50	10/6/08	153,859

	Real Estate Operation/Development — 0.3%
350,000	EOP Operating Limited Partnership	4.75	3/15/14	322,324

	Restaurants — 1.1%
800,000	Darden Restaurants	4.875	8/15/10	774,176
280,000	McDonald’s Corp	6.00	4/15/11	286,070

				1,060,246

	Retail — 0.2%
200,000	Sherwin-Williams Co.	6.85	2/1/07	202,105

	Utilities — Electric — 1.8%
95,000	National Rural Utilities	6.00	5/15/06	95,085
950,000	National Rural Utilities	3.25	10/1/07	922,120
200,000	Tennessee Valley Authority, Series A	5.63	1/18/11	203,577
500,000	Union Electric Co.	6.75	5/1/08	511,605

				1,732,387

	Total Corporate Bonds (cost - $31,286,349)			30,446,745

	U.S. Government Agencies — 49.9%
350,000	Fannie Mae, MTN	6.89	4/25/06	350,373
300,000	Fannie Mae	5.25	6/15/06	300,108
400,000	Fannie Mae	7.13	3/15/07	407,255
1,000,000	Fannie Mae	3.63	7/27/07	981,044
1,500,000	Fannie Mae, Callable 5/5/06 @ 100	4.30	5/5/08	1,477,412
1,000,000	Fannie Mae	4.00	9/2/08	973,885
250,000	Fannie Mae	5.25	1/15/09	250,997
500,000	Fannie Mae, Callable 11/30/07 @ 100	4.00	11/30/09	480,728
200,000	Fannie Mae	4.25	7/28/10	192,498
150,000	Fannie Mae	6.25	2/1/11	155,565
1,000,000	Fannie Mae, Callable 6/9/06 @ 100	4.55	3/9/11	967,033
750,000	Fannie Mae	5.38	11/15/11	756,911
100,000	Fannie Mae	5.25	8/1/12	98,986
750,000	Fannie Mae	6.00	12/14/12	747,489
300,000	Fannie Mae, Callable 10/15/06 @ 100	5.00	4/15/13	291,073
continued

SIGNAL FUNDS
Income Fund
Schedule of Portfolio Investments
March 31, 2006

Shares or
Principal		Interest	Maturity
Amount ($)	Security Description	Rate	Date	Value ($)

500,000	Fannie Mae	4.63%	10/15/14	481,561
500,000	Fannie Mae, Callable 10/24/06 @ 100	5.31	11/3/14	487,449
485,574	Fannie Mae	5.00	6/25/16	471,503
800,000	Fannie Mae, Callable 4/26/10 @ 100	5.00	4/26/17	758,712
505,962	Fannie Mae	4.50	6/25/33	482,959
383,344	Fannie Mae	5.00	3/25/34	375,775
500,000	Federal Farm Credit Bank, MTN	5.87	9/2/08	509,246
750,000	Federal Farm Credit Bank	5.20	2/24/10	742,619
420,000	Federal Farm Credit Bank	5.81	1/10/11	431,313
750,000	Federal Farm Credit Bank, Callable 11/29/06 @ 100	4.65	11/29/11	725,658
500,000	Federal Farm Credit Bank	4.60	1/17/12	486,250
250,000	Federal Farm Credit Bank, Callable 4/25/06 @ 100	5.22	10/20/14	242,466
500,000	Federal Farm Credit Bank	5.63	10/19/20	479,387
2,000,000	Federal Farm Credit Farm	3.75	10/3/07	1,955,597
285,000	Federal Home Loan Bank, Series TV06	4.88	11/15/06	284,531
925,000	Federal Home Loan Bank, Series HS07	6.20	10/10/07	937,018
800,000	Federal Home Loan Bank, Callable 5/6/06 @ 100	4.50	6/6/08	789,647
500,000	Federal Home Loan Bank, Callable 5/31/06 @ 100	4.05	8/13/08	488,686
1,065,000	Federal Home Loan Bank, Series 100	5.80	9/2/08	1,079,915
325,000	Federal Home Loan Bank, Series 8D08	5.25	11/14/08	326,081
875,000	Federal Home Loan Bank	5.49	12/22/08	879,593
400,000	Federal Home Loan Bank, Callable 4/30/06 @ 100	4.28	10/30/09	387,916
200,000	Federal Home Loan Bank, Series 5, Callable 9/30/06 @ 100	4.00	3/30/10	197,408
1,250,000	Federal Home Loan Bank, Series 1, Callable 2/24/06 @100	4.75	3/30/10	1,224,253
550,000	Federal Home Loan Bank	4.00	4/22/10	527,274
1,500,000	Federal Home Loan Bank, Callable 05/09/06 @ 100	4.63	8/9/10	1,489,604
750,000	Federal Home Loan Bank	5.20	10/28/10	740,630
500,000	Federal Home Loan Bank, Callable 05/24/06 @ 100	5.00	2/24/11	496,774
100,000	Federal Home Loan Bank, Series 1N11	6.00	5/13/11	103,948
1,000,000	Federal Home Loan Bank, Callable 8/3/06 @ 100	5.00	8/3/11	978,268
500,000	Federal Home Loan Bank	4.63	2/15/12	486,116
1,000,000	Federal Home Loan Bank, Callable 2/16/07 @ 100	4.75	2/16/12	965,840
500,000	Federal Home Loan Bank	5.00	2/21/12	487,896
1,200,000	Federal Home Loan Bank, Callable 4/24/06 @ 100	5.25	5/3/12	1,177,194
200,000	Federal Home Loan Bank, Callable 4/29/06 @ 100	4.50	10/29/13	195,426
500,000	Federal Home Loan Bank	4.25	1/30/15	490,017
1,000,000	Federal Home Loan Bank, Callable 4/20/06 @ 100	5.74	4/20/15	984,964
500,000	Federal Home Loan Bank, Callable 6/26/06 @ 100	4.00	6/26/18	472,802
500,000	Federal Home Loan Bank, Callable 4/24/06 @ 100	5.65	3/22/19	482,184
500,000	Federal Home Loan Bank, Callable 11/4/09 @ 100	5.30	11/4/19	473,531
500,000	Federal Home Loan Bank, Callable 12/27/06 @ 100	5.85	12/27/19	484,986
200,000	Freddie Mac	3.25	3/14/08	193,243
50,000	Freddie Mac	5.75	4/15/08	50,612
750,000	Freddie Mac, Callable 6/1/06 @ 100	4.85	12/1/09	739,037
344,471	Freddie Mac	3.75	4/15/11	342,458
1,000,000	Freddie Mac	6.25	3/5/12	1,007,795
750,000	Freddie Mac, Callable 11/5/07 @ 100	5.25	11/5/12	737,278
1,500,000	Freddie Mac	4.80	7/30/13	1,429,654
500,000	Freddie Mac	5.13	8/6/13	487,808
1,500,000	Freddie Mac, Callable 1/30/07 @ 100	5.00	1/30/14	1,459,558
1,500,000	Freddie Mac, Callable 07/14/06 @ 100	4.00	10/14/14	1,469,746
500,000	Freddie Mac, Callable 10/27/06 @ 100	5.00	10/27/14	485,609
750,000	Freddie Mac	5.00	11/13/14	726,788
1,000,000	Freddie Mac, Callable 09/22/06 @ 100	5.40	9/22/15	975,278
1,500,000	Freddie Mac	5.00	1/15/19	1,477,546
385,228	Freddie Mac	4.75	3/15/22	375,107
continued

SIGNAL FUNDS
Income Fund
Schedule of Portfolio Investments
March 31, 2006

Shares or
Principal		Interest	Maturity
Amount ($)	Security Description	Rate	Date	Value ($)

1,458,800	Freddie Mac	5.00%	8/15/27	1,431,305
616,979	Freddie Mac, Series 2664	5.00	4/15/30	607,683
294,392	Freddie Mac	5.50	10/15/31	293,092

	U.S. Government Agencies Total (cost - $50,069,727)			48,983,951

	U.S. Treasury Notes — 16.5%
700,000	U.S. Treasury Notes	6.88	5/15/06	701,695
1,150,000	U.S. Treasury Notes	6.50	10/15/06	1,159,568
150,000	U.S. Treasury Notes	6.25	2/15/07	151,688
500,000	U.S. Treasury Notes	3.75	3/31/07	494,571
325,000	U.S. Treasury Notes	6.63	5/15/07	331,094
400,000	U.S. Treasury Notes	6.13	8/15/07	406,562
775,000	U.S. Treasury Notes	5.50	2/15/08	784,354
1,000,000	U.S. Treasury Notes	4.63	2/29/08	995,977
650,000	U.S. Treasury Notes	5.63	5/15/08	660,182
350,000	U.S. Treasury Notes	3.38	11/15/08	337,613
340,000	U.S. Treasury Notes	4.75	11/15/08	339,283
1,500,000	U.S. Treasury Notes	4.50	2/15/09	1,486,992
300,000	U.S. Treasury Notes	3.88	5/15/09	291,820
3,000,000	U.S. Treasury Notes	3.63	1/15/10	2,876,015
150,000	U.S. Treasury Notes	3.50	2/15/10	142,992
500,000	U.S. Treasury Notes	4.00	3/15/10	485,254
500,000	U.S. Treasury Notes	4.50	2/28/11	492,715
500,000	U.S. Treasury Notes	5.00	8/15/11	504,395
200,000	U.S. Treasury Notes	4.88	2/15/12	200,312
500,000	U.S. Treasury Notes	4.38	8/15/12	487,012
1,750,000	U.S. Treasury Notes	4.00	11/15/12	1,665,644
200,000	U.S. Treasury Notes	4.75	5/15/14	198,250
750,000	U.S. Treasury Notes	4.25	11/15/14	716,836
250,000	U.S. Treasury Notes	1.63	1/15/15	245,016

	Total U.S. Treasury Notes (cost - $16,421,973)			16,155,840

	Preferred Stock — 1.0%
	Insurance agents, brokers, & service — 1.0%
40,000	Metlife, Inc.			1,023,200

	Total Preferred Stock (cost - $1,018,979)
	Investment Companies — 0.7%
640,706	Huntington Money Market Fund - Trust Class			640,706

	Total Investment Companies (cost - $640,706)			640,706

	Total Investments - 99.1% (cost - $99,437,734)			97,250,442

Percentages indicated are based on net assets of $98,127,963.

*	Security exempt from registration under Rule 144a of the Securities Act of 1933. These securities may be resold in transactions exempt from registration, normally to qualified institutional buyers. These securities have been deemed liquid by the Investment Advisor based on procedures approved by the Board of Trustees.
BKNT – Bank Note
MTN – Medium Term Note
See notes to financial statements.

SIGNAL FUNDS
Tax-Exempt Income Fund
Schedule of Portfolio Investments
March 31, 2006

Shares or
Principal		Interest	Maturity
Amount ($)	Security Description	Rate	Date	Value ($)

	Municipal Bonds — 99.3%
	Alabama — 1.0%
210,000	Daphne Alabama, GO, Callable 2/1/13 @ 100, Insured by: AMBAC	4.00%	8/1/14	208,961

	California — 1.2%
250,000	La Mirada California Redevelopment Agency, Callable 8/15/14 @ 100, Insured by: FSA	4.25	8/15/19	248,225

	Illinois — 3.3%
200,000	Du Page County Illinois High School District, Series A, GO, Callable 12/1/07 @ 100	5.05	12/1/14	203,932
200,000	Illinois State, GO, Callable 9/1/06 @ 102, Insured by: FGIC	5.40	9/1/08	205,384
300,000	Northlake Illinois, Series A, GO, Callable 12/1/08 @ 100, Insured by: AMBAC	5.00	6/1/14	309,534

				718,850

	Indiana — 62.8%
200,000	Anderson Indiana School Building Corp., Insured by: FSA	4.00	7/15/15	197,700
200,000	Blackford County Indiana School Building Corp., Callable 7/15/06 @ 101, Insured by: AMBAC	5.00	7/15/11	202,870
260,000	Bloomington Indiana Municipal Facilities Corp., Callable 2/1/08 @ 101	4.80	8/1/12	265,486
200,000	Carmel Indiana Redevelopment Authority, Insured by: MBIA	4.25	8/1/11	204,194
380,000	Center Grove Indiana Building Corp., Insured by: FGIC	3.50	1/15/11	373,463
150,000	Clarksville Indiana High School Building Corp., Callable 7/15/08 @ 101, Insured by: MBIA	5.00	7/15/14	155,460
225,000	Cloverdale Indiana Multi-School Building Corp., Callable 1/15/08 @ 102, Insured by: MBIA	4.95	1/15/11	234,515
200,000	Crown Point Indiana Multi-School Building Corp., Callable 7/15/09 @ 101, Insured by: MBIA	4.80	1/15/14	206,222
250,000	Decatur Township Marion County Multi-School Building Corp., Insured by: MBIA	4.00	7/15/08	251,830
295,000	Delaware County Indiana Edit Corp., Callable 12/1/07 @ 101, Insured by: MBIA	5.00	12/1/12	304,107
400,000	Delaware County Indiana Hospital Authority, Callable 8/1/08 @ 102, Insured by: AMBAC	5.00	8/1/16	419,711
125,000	Eagle Union Middle School Building Corp. Indiana, Callable 7/5/11 @ 100, Insured by: AMBAC	4.85	7/5/15	129,380
400,000	East Allen Woodland School Building Corp. Indiana, Insured by: MBIA	3.25	7/15/10	389,251
300,000	East Washington Indiana Multi School Building Corp., Insured by: MBIA	3.90	7/15/14	296,847
300,000	Elkhart County Indiana Corrections Complex, Callable 6/1/14 @ 100, Insured by: MBIA	4.13	12/1/19	293,694
85,000	Elkhart Indiana Community Schools, GO	4.95	7/15/06	85,314
100,000	Fall Creek Indiana Regulatory Waste District, Callable 9/1/10 @ 100, Insured by: MBIA	4.70	3/1/13	103,042
225,000	Fort Wayne Indiana South Side School Building Corp., Callable 7/15/06 @ 102, Insured by: FSA	4.75	1/15/12	229,759
165,000	Fort Wayne Indiana Stormwater Managemet District Revenue, Insured by: MBIA	4.00	8/1/13	165,617
260,000	Greencastle Indiana Multi-School Building Corp., Callable 7/10/12 @100, Insured by: FGIC	4.10	1/10/13	261,989
300,000	Greencastle Indiana Waterworks Revenue, Callable 1/1/12 @ 100, Insured by: MBIA	4.25	7/1/13	304,413
275,000	Indiana Bank Revenue, Insured by: MBIA	4.00	4/1/09	277,390
290,000	Indiana Bank Revenue, Series A, Callable 2/1/09 @ 102, Insured by: FSA	4.60	2/1/13	297,418
265,000	Indiana Bank Revenue, Series A, Callable 2/1/08 @ 101	4.80	2/1/13	272,036
470,000	Indiana Health Facilities Financing Authority, Callable 8/15/07 @ 102, Insured by: RADIAN	5.50	2/15/10	491,074
325,000	Indiana State Educatonal Facilities Authority, Callable 10/15/08 @ 101	4.95	10/15/12	334,523
300,000	Indiana State Office Building Community Facilities, Series A, Callable 7/1/08 @ 101	4.70	7/1/11	307,587
200,000	Indiana University Revenue, Series L, Callable 8/1/08 @ 101	5.00	8/1/12	207,788
100,000	Johnson County Indiana, GO, Insured by: FSA	4.10	7/15/07	100,614
265,000	LA Porte Indiana Multi School Building Corp., Insured by: FSA	4.00	1/15/10	267,488
305,000	Lafayette Indiana Redevelopment Authority, Callable 2/1/13 @ 100	3.75	8/1/13	299,998
75,000	Marion County Indiana Convention and Recreational Facilities Authority, Series A, Callable 6/1/08 @ 101	5.00	6/1/12	77,629
275,000	Mithcell Indiana Multi-School Building Corp.	4.65	7/5/13	286,314
continued

SIGNAL FUNDS
Tax-Exempt Income Fund
Schedule of Portfolio Investments
March 31, 2006

Shares or
Principal		Interest	Maturity
Amount ($)	Security Description	Rate	Date	Value ($)

200,000	Monroe County Indiana Community School Corp., Callable 1/1/07 @ 102, Insured by: MBIA	5.25%	7/1/12	206,344
300,000	Montgomery County Indiana Jail Facility Building Corp., Callable 1/15/15 @ 100, Insured by: FSA	4.00	7/15/16	293,790
150,000	Mt. Vernon of Hancock County Indiana Multi-School Building Corp., Series B, Callable 7/15/11 @ 100, Insured by: AMBAC	4.70	1/15/12	155,883
200,000	Munster Indiana School Building Corp., Callable 7/5/08 @ 101, Insured by: FSA	4.60	7/5/10	205,578
400,000	North Montgomery Indiana High School Building Corp., Callable 1/15/11 @ 100, Insured by: FGIC	5.05	7/15/15	416,839
100,000	Northwest Allen County Indiana Middle School Building Corp., Callable 1/15/09 @ 101, Insured by: MBIA	4.75	1/15/12	103,834
200,000	Northwest Allen County Indiana Middle School Building Corp., Callable 1/15/09 @ 101, Insured by: MBIA	4.90	1/15/14	208,454
400,000	Perry Township Indiana Multi-School Building Corp., Callable 7/15/06 @ 101, Insured by: AMBAC	5.00	7/15/13	405,739
240,000	Perry Township Indiana Multi-School Building Corp., Callable 7/15/10 @101, Insured by: FGIC	4.63	1/15/15	247,378
300,000	Porter County Indiana Jail Building Corp., Callable 7/10/11 @ 100, Insured by: FSA	5.00	7/10/16	311,928
275,000	Princeton Indiana Sewer Works Revenue, Callable 5/1/09 @ 101	4.50	5/1/13	271,876
50,000	Purdue University Indiana Certificates Participation, Callable 7/1/08 @ 100	4.50	7/1/09	50,753
250,000	Rochester Indiana Community School Building Corp., Callable 7/15/08 @ 102, Insured by: AMBAC	5.00	7/15/13	261,510
200,000	South Bend Indiana Community School Building Corp., Callable 1/1/10 @ 101, Insured by: FSA	4.60	7/1/13	205,036
225,000	South Bend Indiana Community School Building Corp., Callable 1/1/10 @ 101, Insured by: FSA	5.10	7/1/17	236,003
400,000	Sunman-Dearbon Indiana High School Building Corp., Insured by: MBIA	4.00	7/15/12	402,855
125,000	Terre Haute Indiana San District, GO, Callable 1/1/07 @ 102, Insured by: AMBAC	4.60	7/1/10	128,128
300,000	Terre Haute Indiana San District, Callable 1/1/15 @ 100, Insured by: AMBAC	4.00	7/1/17	293,076
200,000	Vinton-Tecumseh Indiana School Building Corp., Callable 1/5/08 @ 101, Insured by: SAW	5.00	7/5/13	205,750
300,000	Warren Township Indiana School Building Corp., Callable 7/5/08 @ 101, Insured by: FSA	5.00	7/5/14	310,827
275,000	Whitley County Indiana Middle School Building Corp., Callable 7/10/08 @ 101, Insured by: FSA	4.80	1/10/11	284,149

				13,500,453

	Kansas — 1.1%
250,000	Kansas State Development Finance Authority Revenue	3.25	11/1/09	245,320

	Kentucky — 2.0%
250,000	Jessamine County Kentucky School District, Insured by: AMBAC	4.00	1/1/14	250,318
185,000	Kentucky Rural Water Financial Corp., Series C, Callable 2/01/12 @ 101, Insured by: MBIA	3.88	2/1/14	183,698

				434,016

	Michigan — 4.8%
250,000	Green Oak Township Michigan — Sewer, GO, Callable 5/1/12 @ 100, Insured by: MBIA	4.00	5/1/17	246,693
300,000	Macomb Township Michigan Building Authority, GO, Callable 4/1/11 @ 100, Insured by: AMBAC	4.75	4/1/16	313,950
150,000	Michigan Higher Education Facilities Authority Revenue, Callable 12/1/12 @ 100	5.00	12/1/20	154,004
320,000	Warren Michigan Downtown Development, GO, Insured by: MBIA	4.00	10/1/14	320,000

				1,034,647

	Missouri — 2.3%
200,000	Creve Coeur Missouri, SO	3.50	1/1/13	193,082
300,000	Jefferson County Missouri School District, GO, Callable 3/1/14 @ 100, Insured by:
	MBIA	4.35	3/1/16	305,823

				498,905

continued

SIGNAL FUNDS
Tax-Exempt Income Fund
Schedule of Portfolio Investments
March 31, 2006

Shares or
Principal		Interest	Maturity
Amount ($)	Security Description	Rate	Date	Value ($)

	Nevada — 1.2%
250,000	University of Nevada Community College, Series A, Callable 7/1/11 @ 100, Insured by: FGIC	4.45%	7/1/12	256,088

	North Carolina — 1.4%
300,000	Davie County NC	3.75	6/1/11	299,571

	North Dakota — 1.3%
300,000	North Dakota State Building Authority Lease Revenue, Callable 12/1/13 @ 100	3.70	12/1/15	287,700

	Ohio — 1.2%
250,000	Akron Ohio Package Facility Project, Series A, Insured by: AMBAC	3.50	12/1/10	247,870

	Pennsylvania — 0.7%
150,000	Pennsylvania State Higher Educational Facilities Authority College & University Revenue, Callable 7/1/11 @ 100, Insured by: ASST GTY	5.38	7/1/23	157,052

	Texas — 4.1%
350,000	Brownsville Texas, GO, Callable 2/15/14 @ 100, Insured by: AMBAC	4.00	2/15/17	342,139
225,000	Keller Texas, Insured by: MBIA	3.75	2/15/11	224,793
300,000	Travis County Texas, Series A, GO, Callable 3/1/08 @ 100	4.75	3/1/15	306,456

				873,388

	Utah — 2.3%
200,000	South Davis Recreation District Utah, Callable 1/1/15 @ 100, Insured by: XLCA	4.38	1/1/20	199,682
300,000	Utah State Building Ownership Authority Lease Revenue	3.25	5/15/09	293,901

				493,583

	Washington — 4.2%
300,000	Seattle Washington Municipal Light and Power Revenue, Insured by: FSA	3.25	8/1/11	289,335
300,000	Washington State, Series 2003A, GO, Callable 7/1/12 @ 100	5.00	7/1/14	313,872
300,000	Washington State, Callable 4/1/14 @ 100, Insured by: MBIA	4.25	10/1/15	303,039

				906,246

	Wisconsin — 4.4%
400,000	Chilton Wisconsin School District, Callable 4/1/12, Insured by: FGIC	4.00	4/1/13	400,207
50,000	Elmbrook Wisconsin School District, GO, Callable 4/1/12 @ 100	4.13	4/1/15	49,500
295,000	Green Bay Wisconsin Area Public School District, Insured by: FGIC, Series B	3.38	4/1/10	289,950
200,000	Wisconsin State Clean Water Revenue, Series 1, Callable 6/1/08 @ 100	4.85	6/1/18	203,096

				942,753

	Total Municipal Bonds (cost - $21,179,173)			21,353,628

	Investment Companies — 0.2%
40,571	Huntington Money Market Fund - Trust Class			40,571

	Total Investment Companies (cost - $40,571)			40,571

	Total Investments - 99.5% (cost - $21,219,743)			21,394,199

Percentages indicated are based on net assets of $21,493,599.
AMBAC – AMBAC Indemnity Corp.
ASST GTY – Asset Guaranty
FGIC – Financial Guaranty Insurance Co.
FSA – Financial Security Assurance, Inc.
GO – General Obligation
MBIA – Municipal Bond Insurance Assoc.
RADIAN – RADIAN Guaranty, Inc.
SAW – State Aid Withholding
SO – Special Obligation
XLCA – XL Capital Assurance, Inc.
See notes to financial statements.

SIGNAL FUNDS
Money Market Fund
Schedule of Portfolio Investments
March 31, 2006

Shares or
Principal		Interest	Maturity
Amount ($)	Security Description	Rate	Date	Value ($)

	Asset Backed Securities — 25.1%
	Finance Services — 22.6%
2,000,000	Amsterdam Funding* (a)(b)	4.60%	4/11/06	1,997,444
2,250,000	Barton Capital*	4.65	5/3/06	2,240,700
2,000,000	Fairway Finance Co., LLC* (a)(b)	4.45	4/10/06	1,997,715
1,250,000	Grampian Funding, LLC.* (a)	4.53	4/26/06	1,246,072
2,500,000	Kitty Hawk Funding* (a)	4.70	4/17/06	2,494,778
2,750,000	Old Line Funding Corp.* (a)	4.65	4/17/06	2,744,353
1,500,000	Park Avenue*	4.59	4/5/06	1,499,235
2,250,000	Sheffield Receivable*	4.60	4/3/06	2,249,425
2,250,000	Steamboat Funding* (a)(b)	4.82	4/7/06	2,248,193
1,750,000	Thames Asset Global*	4.70	4/18/06	1,746,116
500,000	Three Pillars Funding*	4.57	4/3/06	499,873
1,500,000	Three Pillars Funding*	4.69	4/17/06	1,496,873
3,000,000	Windmill Funding* (a)	4.73	4/25/06	2,990,541

	Total Asset Backed Securities (cost - $25,451,318)			25,451,318

	Certificates of Deposit — 15.4%
	Foreign Bank & Branches & Agencies- 12.4%
1,000,000	Barclays Bank NY	4.37	6/21/06	999,996
2,000,000	CIBC	4.63	4/11/06	2,000,000
2,300,000	Credit Suisse (a)(b)	4.71	5/8/06	2,300,023
1,000,000	Dexia Bank NY	4.59	4/13/06	998,470
1,900,000	Royal Bank of Canada	4.71	5/19/06	1,900,031
1,000,000	Societe Generale	4.51	4/13/06	1,000,013
1,500,000	Societe Generale	4.75	4/28/06	1,494,662
2,000,000	Toronto Dominion	4.59	5/1/06	2,000,000

				12,693,195

	National Banks, Commercial — 3.0%
3,000,000	Wells Fargo Bank	4.75	4/27/06	3,000,000

	Total Certificates of Deposit (cost - $15,693,195)			15,693,195

	Commercial Paper — 29.2%
	Bank Holdings Companies — 6.9%
3,000,000	Citigroup Funding*	4.56	4/10/06	2,996,580
2,000,000	Greenwich Capital**	4.28	8/7/06	2,000,000
2,000,000	Northern Trust*	4.72	5/5/06	1,991,084

				6,987,664

	Foreign Bank & Branches & Agencies — 12.5%
2,000,000	Abbey National NA Corp.* (b)	4.58	4/21/06	1,994,911
2,000,000	Barclays US Funding, LLC.*	4.54	4/6/06	1,998,739
2,000,000	BNP Paribas*	4.61	4/20/06	1,995,134
2,500,000	CBA DEL Finance*	4.65	5/3/06	2,489,666
2,250,000	Dexia DEL LLC*	4.61	4/7/06	2,248,271
2,000,000	HBOS Treasury Service*	4.63	5/2/06	1,992,035

				12,718,756

	Personal Credit Institutions — 5.9%
3,250,000	General Electric Capital Corp.*	4.63	4/10/06	3,246,239
2,750,000	Toyota Motor Credit Corp*	4.47	5/18/06	2,733,951

				5,980,190

continued

SIGNAL FUNDS
Money Market Fund
Schedule of Portfolio Investments
March 31, 2006

Shares or
Principal		Interest	Maturity
Amount ($)	Security Description	Rate	Date	Value ($)

	Security Brokers & Dealers — 3.9%
2,000,000	Merrill Lynch*	4.71%	4/4/06	1,999,215
2,000,000	Morgan Stanley Dean Witter & Co.*	4.77	4/4/06	1,999,205

				3,998,420

	Total Commercial Paper (cost - $29,685,030)			29,685,030

	U.S. Government Agencies — 13.3%
2,000,000	Federal Farm Credit Bank**	4.59	1/22/07	2,001,268
1,000,000	Federal Home Loan Bank	3.60	5/19/06	1,000,000
1,500,000	Federal Home Loan Bank	5.00	9/29/06	1,500,000
1,000,000	Federal Home Loan Bank	4.38	10/26/06	1,000,000
1,250,000	Federal Home Loan Bank**	4.37	2/22/07	1,250,000
1,250,000	Federal Home Loan Bank**	4.11	3/2/07	1,250,000
1,500,000	Federal Home Loan Bank**	4.50	5/4/07	1,496,432
1,100,000	Federal Home Loan Mortgage Corp.	4.75	1/22/07	1,100,000
900,000	Federal Home Loan Mortgage Corp.	4.80	2/20/07	900,000
1,000,000	Federal National Mortgage Association	3.25	6/28/06	996,902
1,000,000	Federal National Mortgage Association**	4.37	12/22/06	999,977

	Total U.S. Government Agencies (cost - $13,494,579)			13,494,579

	Investment Companies — 6.8%
2,161,400	BlackRock Provident Institutional Temp Fund			2,161,400
674,644	Goldman Sachs Financial Square Prime Obligations Fund			674,644
376	Merrill Lynch Premier Institutional Fund			376
4,063,461	Morgan Stanley Liquidity Prime Fund			4,063,461

	Total Investment Companies (cost - $6,899,881)			6,899,881

	Repurchase Agreements — 10.4%
	Security Brokers & Dealers — 10.4%
3,600,000	Bank of America Corp. (Dated 03/31/06, due 4/3/06, proceeds at maturity $3,601,341, fully collateralized by U.S. Treasury Strip, 0.00%, 11/15/21, valued at $3,670,759)	4.47	4/3/06	3,600,000
3,500,000	Morgan Stanley Dean Witter & Co. (Dated 03/31/06, due 4/3/06, proceeds at maturity $3,501,298, fully collateralized by U.S. Treasury Note, 7.25%, 2/15/08, valued at $3,577,522)	4.50	4/3/06	3,500,000
3,500,000	Wachovia (Dated 03/31/06, due 4/3/06, proceeds at maturity $3,501,313, fully collateralized by U.S. Treasury Note, 3.38%, 5/15/16, valued at $3,576,538)	4.45	4/3/06	3,500,000

	Total Repurchase Agreements (cost - $10,600,000)			10,600,000

	Total Investments - 100.2% (cost - $101,824,003)***			101,824,003

Percentages indicated are based on net assets of $101,606,977.

*	Discount Note securities. The rate reflected on the Schedule of Portfolio Investment is the effective rate.

**
Variable rate securities having liquidity agreements. The interest rate, which will change periodically, is based upon an index of market rates. The rate reflect on the Schedule of Portfolio Investments is the rate in effect at March 31,2006.

***	Cost for federal income tax purposes is the same.

(a)	4-2 security exempt from registration under the Securities Act of 1933. The securities may be resold in transactions exempt from registration, normally to qualified institutional buyers.

(b)
Security exempt from registration under Rule 144a of the Securities Act of 1933. These securities may be resold in transactions exempt from registration, normally to qualified institutional buyers. These securities have been deemed liquid by the Investment Advisor based on procedures approved by the Board of Trustees.

See notes to financial statements.

SIGNAL FUNDS
Statements of Assets and Liabilities
March 31, 2006

	Large Cap		Tax-Exempt
	Growth	Income	Income	Money Market
	Fund	Fund	Fund	Fund
Assets:
Investments, at value (Cost $28,976,826; $99,437,734; $21,219,743; and $91,224,003, respectively)	$38,950,095	$97,250,442	$21,394,199	$91,224,003
Repurchase agreements, at cost	—	—	—	10,600,000

Total Investments	38,950,095	97,250,442	21,394,199	101,824,003
Interest and dividends receivable	23,401	1,211,908	231,198	177,938
Receivable for capital shares issued	32,912	80,264	—	—
Receivable for investments sold	274,078	—	—	—
Prepaid expenses and other assets	1,525	2,022	1,388	462

Total Assets	39,282,011	98,544,636	21,626,785	102,002,403

Liabilities:
Distributions payable	—	294,326	61,387	348,888
Payable for investments purchased	216,460	—	—	—
Payable for capital shares redeemed	27,068	66,721	52,656	—
Accrued expenses and other payables:
Investment advisory fees	18,251	20,667	1,859	4,280
Administration fees	812	2,042	452	2,671
Distribution fees	165	71	32	—
Accounting fees	140	196	177	113
Transfer agent fees	5,987	5,919	4,596	5,110
Trustee fees	1,508	12	2	6
Chief Compliance Officer fees	464	938	211	1,227
Other liabilities	15,450	25,781	11,814	33,131

Total Liabilities	286,305	416,673	133,186	395,426

Composition of Net Assets:
Capital	26,160,147	100,644,711	21,317,697	101,607,095
Accumulated (distributions in excess of) net investment income	—	8,101	—	(2)
Accumulated net realized gains (losses) from investment transactions	2,862,290	(337,557)	1,446	(116)
Net unrealized appreciation (depreciation) on investment transactions	9,973,269	(2,187,292)	174,456	—

Net Assets	$38,995,706	$98,127,963	$21,493,599	$101,606,977

Class A Shares:
Net assets	$755,949	$318,636	$143,671	—

Shares outstanding	62,561	33,284	14,751	—

Net Asset Value and Redemption Price per share	$12.08	$9.57	$9.74	—

Maximum Sales Load	4.75%	3.25%	3.25%	—

Maximum Offering Price per share (100%/(100%-maximum sales charge) of net asset value adjusted to the nearest cent)	$12.68	$9.89	$10.07	—

Class I Shares:
Net assets	$38,239,757	$97,809,327	$21,349,928	$101,606,977

Shares outstanding	3,139,812	10,216,204	2,191,734	101,611,668

Net Asset Value, Offering Price, and Redemption Price per share	$12.18	$9.57	$9.74	$1.00

See notes to financial statements.

SIGNAL FUNDS
Statements of Operations
For the year ended March 31, 2006

	Large Cap		Tax-Exempt
	Growth	Income	Income	Money Market
	Fund	Fund	Fund	Fund
Investment Income:
Interest	$4,443	$4,548,054	$919,505	$3,380,155
Dividends	493,715	74,578	9,927	147,245

Total Investment Income	498,158	4,622,632	929,432	3,527,400

Expenses:
Investment advisory	318,586	490,711	111,073	95,651
Administration	81,726	188,928	42,759	232,058
Distribution (Class A)	1,754	891	392	—
Distribution (Class B)	487	91	128	—
Fund accounting	52,466	72,396	63,927	42,753
Custodian	7,040	13,251	3,276	47,174
Transfer agent	43,234	40,222	29,972	33,169
Trustee	1,181	3,879	620	2,725
Chief Compliance Officer	2,366	5,743	1,286	6,322
Printing	12,255	27,892	6,747	30,668
Other	26,958	44,412	19,140	41,589

Total expenses before fee reductions	548,053	888,416	279,320	532,109
Expenses voluntarily reduced by Investment Advisor	(84,957)	(245,356)	(96,258)	(47,827)

Net Expenses	463,096	643,060	183,062	484,282

Net Investment Income	35,062	3,979,572	746,370	3,043,118

Realized/Unrealized Gains (Losses) on Investments:
Net realized gains (losses) from investment transactions	3,942,408	(232,518)	27,245	(97)
Change in unrealized appreciation/depreciation on investments	1,442,253	(1,672,828)	(327,308)	—

Net realized/unrealized gains (losses) on investments	5,384,661	(1,905,346)	(300,063)	(97)

Change in net assets resulting from operations	$5,419,723	$2,074,226	$446,307	$3,043,021

See notes to financial statements.

SIGNAL FUNDS
Statements of Changes in Net Assets

	Large Cap Growth Fund		Income Fund
	Year Ended	Year Ended	Year Ended	Year Ended
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005
Operations
Net investment income	$35,062	$32,689	$3,979,572	$3,003,433
Net realized gains (losses) on investment transactions	3,942,408	3,147,002	(232,518)	(8,007)
Change in unrealized appreciation/depreciation from investment transactions	1,442,253	(197,997)	(1,672,828)	(3,231,126)

Change in net assets from operations	5,419,723	2,981,694	2,074,226	(235,700)

Distributions to Shareholders:
Class A:
From net investment income	(46)	—	(13,601)	(9,269)
From net realized gain on investments	(40,847)	(38,031)	—	—
Class B:
From net investment income	—	—	(269)	(1,019)
From net realized gain on investments	—	(11,008)	—	—
Class I:
From net investment income	(42,737)	(32,688)	(3,976,073)	(3,000,432)
From net realized gain on investments	(2,414,054)	(2,727,939)	—	—

Change in net assets from shareholder distributions	(2,497,684)	(2,809,666)	(3,989,943)	(3,010,720)

Change in net assets from capital share transactions	(3,013,200)	4,715,936	2,021,021	39,486,168

Change in net assets	(91,161)	4,887,964	105,304	36,239,748

Net Assets:
Beginning of period	39,086,867	34,198,903	98,022,659	61,782,911

End of period*	$38,995,706	$39,086,867	$98,127,963	$98,022,659

Capital Transactions:
Class A Shares
Proceeds from shares issued	$291,268	$120,264	$102,698	$94,611
Dividends reinvested	40,720	37,917	13,923	8,768
Cost of shares redeemed	(213,464)	(59,709)	(109,706)	(34,433)

Change in net assets from Class A capital transactions	$118,524	$98,472	$6,915	$68,946

Class B Shares
Proceeds from shares issued	$—	$171	$—	$—
Dividends reinvested	—	11,008	96	487
Cost of shares redeemed	(123,670)	(576)	(28,549)	(10,341)

Change in net assets from Class B capital transactions	($123,670)	$10,603	($28,453)	($9,854)

Class I Shares
Proceeds from shares issued	$13,486,131	$14,896,427	$24,607,646	$59,192,618
Dividends reinvested	1,040,335	1,508,406	762,599	691,949
Cost of shares redeemed	(17,534,520)	(11,797,972)	(23,327,686)	(20,457,491)

Change in net assets from Class I capital transactions	($3,008,054)	$4,606,861	$2,042,559	$39,427,076

Share Transactions:
Class A Shares
Issued	27,039	10,481	10,297	9,574
Reinvested	3,445	3,341	1,427	882
Redeemed	(17,813)	(5,216)	(11,266)	(3,459)

Net change	12,671	8,606	458	6,997

Class B Shares
Issued	—	16	—	—
Reinvested	—	987	10	49
Redeemed	(12,869)	(53)	(2,792)	(1,041)

Net change	(12,869)	950	(2,782)	(992)

Class I Shares
Issued	1,158,732	1,296,219	2,521,979	5,957,031
Reinvested	87,364	132,197	78,175	69,545
Redeemed	(1,466,755)	(1,032,408)	(2,384,473)	(2,061,172)

Net change	(220,659)	396,008	215,681	3,965,404

* Includes undistributed net investment income of $0, $1, $8,101, and $1, respectively.
See notes to financial statements.

SIGNAL FUNDS
Statements of Changes in Net Assets

	Tax-Exempt Income Fund		Money Market Fund
	Year Ended	Year Ended	Year Ended	Year Ended
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005
Operations
Net investment income	$746,370	$644,471	$3,043,118	$1,093,095
Net realized gains (losses) from investment transactions	27,245	109,138	(97)	(19)
Change in unrealized appreciation/depreciation on investment transactions	(327,308)	(648,007)	—	—

Change in net assets from operations	446,307	105,602	3,043,021	1,093,076

Distributions to Shareholders:
Class A:
From net investment income	(4,872)	(4,381)	—	—
From net realized gain on investments	(382)	(1,087)	—	—
Class B:				—
From net investment income	(307)	(927)	—	—
From net realized gain on investments	—	(304)	—	—
Class I:
From net investment income	(741,191)	(639,163)	(3,043,273)	(1,098,084)
From net realized gain on investments	(48,546)	(143,921)	—	—

Change in net assets from shareholder distributions	(795,298)	(789,783)	(3,043,273)	(1,098,084)

Change in net assets from capital share transactions	(59,906)	3,751,995	8,296,145	22,486,867

Change in net assets	(408,897)	3,067,814	8,295,893	22,481,859

Net Assets:
Beginning of period	21,902,496	18,834,682	93,311,084	70,829,225

End of period*	$21,493,599	$21,902,496	$101,606,977	$93,311,084

Capital Transactions:
Class A Shares
Proceeds from shares issued	$38,148	$6,293	$—	$—
Dividends reinvested	5,123	4,833	—	—
Cost of shares redeemed	(32,568)	(6,897)	—	—

Change in net assets from Class A capital transactions	$10,703	$4,229	$—	$—

Class B Shares
Proceeds from shares issued	$—	$—	$—	$—
Dividends reinvested	386	1,231	—	—
Cost of shares redeemed	(39,247)	—	—	—

Change in net assets from Class B capital transactions	($38,861)	$1,231	$—	$—

Class I Shares
Proceeds from shares issued	$5,944,177	$10,635,649	$189,005,851	$181,554,602
Dividends reinvested	44,839	112,519	137	25
Cost of shares redeemed	(6,020,764)	(7,001,633)	(180,709,843)	(159,067,760)

Change in net assets from Class I capital transactions	($31,748)	$3,746,535	$8,296,145	$22,486,867

Share Transactions:
Class A Shares
Issued	$3,741	623	—	—
Reinvested	518	481	—	—
Redeemed	(3,305)	(678)	—	—

Net change	954	426	—	—

Class B Shares
Issued	—	—	—	—
Reinvested	39	123	—	—
Redeemed	(3,851)	—	—	—

Net change	(3,812)	123	—	—

Class I Shares
Issued	599,454	1,057,937	189,005,851	181,554,601
Reinvested	4,561	11,184	137	25
Redeemed	(608,437)	(698,011)	(180,709,843)	(159,067,760)

Net change	(4,422)	371,110	8,296,145	22,486,866

* Includes accumulated (distributions in excess of) net investment income of $0, $0, $(2), and $153, respectively.
See notes to financial statements.

SIGNAL FUNDS
Financial Highlights
For a Share Outstanding Throughout Each Period

		Change in Net Assets
		Resulting from Operations:			Less Dividends from:						Ratios/Supplementary Data:
			Net Realized	Change in								Ratio of				Ratio of
			and	Net Asset		Net					Net	Expenses		Ratio of Net		Expenses
	Net Asset	Net	Unrealized	Value		Realized	Total	Net Asset			Assets,	to		Investment		to
	Value,	Investment	Gains	Resulting	Net	Gains	Dividends	Value,			End of	Average		Income to		Average		Portfolio
	Beginning	Income	(Losses) on	from	Investment	(Losses) on	and	End of	Total		Period	Net		Average		Net		Turnover
Class A	of Period	(Loss)	Investments	Operations	Income	Investments	Distributions	Period	Return*		(000’s)	Assets		Net Assets		Assets**		(c)

Large Cap Growth Fund
Year Ended March 31, 2006	$11.35	($0.07)	$1.49	$1.42	$ — (e)	$(0.69)	$(0.69)	$12.08	12.65%		$756	1.34%		(0.60%)		1.54%		36.43%
Year Ended March 31, 2005	11.29	(0.01)	1.00	0.99	—	(0.93)	(0.93)	11.35	8.74%		566	1.43%		(0.15%)		1.63%		39.77%
Year Ended March 31, 2004	9.05	(0.01)	2.58	2.57	— (e)	(0.33)	(0.33)	11.29	28.60%		466	1.44%		(0.16%)		1.64%		39.64%
Period Ended March 31, 2003 (d)	10.00	— (e)	(0.95)	(0.95)	— (e)	—	—	9.05	(9.40	%) (a)	224	1.45	%(b)	0.11	%(b)	1.67	%(b)	34.11	% (a)

Income Fund
Year Ended March 31, 2006	$9.77	$0.37	$(0.20)	$0.17	$(0.37)	$ —	$(0.37)	$9.57	1.76%		$319	0.90%		3.81%		1.15%		24.47%
Year Ended March 31, 2005	10.19	0.35	(0.42)	(0.07)	(0.35)	—	(0.35)	9.77	(0.64%)		321	0.95%		3.56%		1.20%		14.91%
Year Ended March 31, 2004	10.21	0.34	(0.02)	0.32	(0.34)	— (e)	(0.34)	10.19	3.17%		263	0.98%		3.31%		1.23%		43.76%
Period Ended March 31, 2003 (d)	10.00	0.31	0.25	0.56	(0.31)	(0.04)	(0.35)	10.21	5.65	% (a)	218	1.07	%(b)	3.54	%(b)	1.32	%(b)	7.47	% (a)

Tax-Exempt Income Fund
Year Ended March 31, 2006	$9.89	$0.31	$(0.13)	$0.18	$(0.31)	$(0.02)	$(0.33)	$9.74	1.82%		$144	1.08%		3.11%		1.51%		11.64%
Year Ended March 31, 2005	10.22	0.32	(0.25)	0.07	(0.32)	(0.08)	(0.40)	9.89	0.73%		136	1.12%		3.21%		1.62%		18.11%
Year Ended March 31, 2004	10.18	0.33	0.08	0.41	(0.33)	(0.04)	(0.37)	10.22	4.14%		137	1.09%		3.25%		1.58%		9.11%
Period Ended March 31, 2003 (d)	10.00	0.27	0.21	0.48	(0.27)	(0.03)	(0.30)	10.18	4.85	% (a)	57	1.09	%(b)	3.36	%(b)	1.52	%(b)	8.54	% (a)

Class I

Large Cap Growth Fund
Year Ended March 31, 2006	$11.42	$0.01	$1.45	$1.46	$(0.01)	$(0.69)	$(0.70)	$12.18	12.95%		$38,240	1.08%		0.09%		1.28%		36.43%
Year Ended March 31, 2005	11.33	0.01	1.02	1.03	(0.01)	(0.93)	(0.94)	11.42	9.08%		38,377	1.18%		0.10%		1.38%		39.77%
Year Ended March 31, 2004	9.06	0.01	2.60	2.61	(0.01)	(0.33)	(0.34)	11.33	29.00%		33,600	1.19%		0.09%		1.39%		39.64%
Period Ended March 31, 2003 (d)	10.00	0.02	(0.94)	(0.92)	(0.02)	—	(0.02)	9.06	(9.20	%) (a)	31,260	1.21	%(b)	0.32	%(b)	1.43	%(b)	34.11	% (a)

Income Fund
Year Ended March 31, 2006	$9.77	$0.40	$(0.20)	$0.20	$(0.40)	$ —	$(0.40)	$9.57	2.01%		$97,809	0.65%		4.06%		0.90%		24.47%
Year Ended March 31, 2005	10.19	0.38	(0.42)	(0.04)	(0.38)	—	(0.38)	9.77	(0.39%)		97,675	0.69%		3.82%		0.94%		14.91%
Year Ended March 31, 2004	10.21	0.36	(0.02)	0.34	(0.36)	— (e)	(0.36)	10.19	3.43%		61,481	0.73%		3.56%		0.98%		43.76%
Period Ended March 31, 2003 (d)	10.00	0.29	0.25	0.54	(0.29)	(0.04)	(0.33)	10.21	5.47	% (a)	59,724	0.82	%(b)	3.88	%(b)	1.07	%(b)	7.47	% (a)

Tax-Exempt Income Fund
Year Ended March 31, 2006	$9.89	$0.33	$(0.13)	$0.20	$(0.33)	$(0.02)	$(0.35)	$9.74	2.07%		$21,350	0.82%		3.36%		1.26%		11.64%
Year Ended March 31, 2005	10.22	0.35	(0.25)	0.10	(0.35)	(0.08)	(0.43)	9.89	0.98%		21,728	0.87%		3.46%		1.37%		18.11%
Year Ended March 31, 2004	10.18	0.36	0.08	0.44	(0.36)	(0.04)	(0.40)	10.22	4.41%		18,660	0.83%		3.52%		1.33%		9.11%
Period Ended March 31, 2003 (d)	10.00	0.26	0.21	0.47	(0.26)	(0.03)	(0.29)	10.18	4.75	% (a)	19,154	0.86	%(b)	3.58	%(b)	1.27	%(b)	8.54	% (a)

Money Market Fund
Year Ended March 31, 2006	$1.00	$0.032	$ — (e)	$0.032	$(0.032)	$ —	$(0.032)	$1.00	3.24%		$101,607	0.51%		3.18%		0.56%		N/A
Year Ended March 31, 2005	1.00	0.012	—	0.012	(0.012)	—	(0.012)	1.00	1.23%		93,311	0.51%		1.30%		0.56%		N/A
Year Ended March 31, 2004	1.00	0.006	—	0.006	(0.006)	—	(0.006)	1.00	0.57%		70,829	0.54%		0.57%		0.59%		N/A
Period Ended March 31, 2003 (d)	1.00	0.007	—	0.007	(0.007)	—	(0.007)	1.00	0.72	% (a)	110,327	0.53	%(b)	1.02	%(b)	0.58	%(b)	N/A

  *  Excludes sales and redemption charges.
**  During the period certain fees were reduced. If such fee reductions had not occurred, the ratios would have been as indicated.
(a)  Not annualized.
(b)  Annualized.
(c)  Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing among the classes of shares issued.
(d)  For the period July 15, 2002 through March 31, 2003.
(e)  Amount is less than $0.005.

See notes to financial statements.

SIGNAL FUNDS
Notes to Financial Statements — March 31, 2006
1. Organization:
The Coventry Group (the “Group”) was organized on January 8, 1992 as a Massachusetts business trust, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. The Group contains the following Signal Funds (individually a “Fund,” collectively the “Funds”):

Fund Legal Name	Short Name
Signal Large Cap Growth Fund	Large Cap Growth Fund
Signal Income Fund	Income Fund
Signal Tax-Exempt Income Fund	Tax-Exempt Income Fund
Signal Money Market Fund	Money Market Fund
Signal Tax-Exempt Money Market Fund	Tax-Exempt Money Market Fund
Financial statements for all other series of the Group are published separately.
The Funds are each authorized to issue Class A and Class I Shares. Currently all classes of the Tax-Exempt Money Market are not offered to any investors. On August 1, 2003, Class A and Class B of the Money Market Fund liquidated all of their assets and are not currently offered to any shareholders. On August 1, 2005, net assets of the Class B Shares of the Funds were exchanged in a tax-free conversion for Class A Shares. The following is a summary of the shares converted and net assets converted.

	Shares Converted	Net Assets Converted
Large Cap Growth Fund	12,479	$150,626
Income Fund	2,527	24,754
Tax-Exempt Income Fund	3,741	37,129
Under the Group’s organizational documents, its officers and trustees are indemnified against certain liabilities arising out of the performance of their duties to the Group. In addition, in the normal course of business, the Group may enter into contracts with their vendors and others that provide for general indemnifications. Each Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Funds. However, based on experience, the Funds expect that risk of loss to be remote.
2. Significant Accounting Policies:
The following is a summary of significant accounting policies followed by the Funds in the preparation of their financial statements. The policies are in conformity with generally accepted accounting principles (“GAAP”) in the United States of America. The preparation of financial statements requires management to make estimates and assumptions that may affect the reported amounts of income and expenses for the period. Actual results could differ from those estimates.
Securities Valuation:
The value of each equity security is based either on the last sale price on a national securities exchange, or in the absence of recorded sales, at the closing bid prices on such exchanges, or at the quoted bid price in the over-the-counter market. Equity securities traded on the NASDAQ stock market are valued at the NASDAQ official closing price.
Bonds and other fixed income securities (other than short-term obligations but including listed issues) are valued on the basis of valuations furnished by a pricing service, the use of which has been approved by the Group’s Board of Trustees. In making such valuations, the pricing service utilizes both dealer-supplied valuations and electronic data processing techniques which take into account appropriate factors such as institutional-size trading in similar groups of securities, yield, quality, coupon rate, maturity, type of issue, and trading characteristics other than market data and without exclusive reliance upon quoted prices or exchanges or over-the-counter prices, since such valuations are believed to reflect more accurately the fair value of such securities. All short-term
continued

SIGNAL FUNDS
Notes to Financial Statements — March 31, 2006
debt portfolio securities with a remaining maturity of 60 days or less and securities held in the Money Market Fund are valued at amortized cost, which approximates market value. Under the amortized cost method, discount or premium, if any, is accreted or amortized, respectively, on a constant (straight-line) basis to the maturity of the security.
Securities or other assets for which market quotations are not readily available (e.g., an approved pricing service does not provide a price, a furnished price is in error, certain stale prices, or an event occurs that materially affects the furnished price) are valued at fair value as determined in good faith by or at the direction of the Group’s Board of Trustees.
Repurchase Agreements:
The Funds may enter into repurchase agreements with banks or broker-dealers that Signal Capital Management, Inc., (the “Advisor”), a wholly owned subsidiary of Old National Trust Company, deems creditworthy. The repurchase price generally equals the price paid by a Fund plus interest negotiated on the basis of current short-term rates, which may be more or less than the rate on the underlying portfolio securities. The seller, under a repurchase agreement, is required to maintain the collateral held pursuant to the agreement, with a market value equal to or greater than the repurchase price (including accrued interest). Collateral subject to repurchase agreements is held by the Funds’ custodian or another qualified custodian or in the Federal Reserve/Treasury book-entry system. If the counterparty defaults and the fair value of the collateral declines, realization of the collateral by the Funds may be delayed or limited.
Security Transactions and Related Income:
Changes in holdings of portfolio securities shall be reflected no later than in the first calculation on the first business day following the trade date. However, for financial reporting purposes, portfolio security transactions are reported on trade date. Interest income is recognized on the accrual basis and includes, where applicable, the amortization of premium or discount. Dividend income is recorded on the ex-dividend date. Gains or losses realized on sales of securities are determined by comparing the identified cost of the security lot sold with the net sales proceeds. Income and realized and unrealized gains and losses on investments are allocated to each class of shares based upon relative net assets or another appropriate basis.
Expenses:
Expenses directly attributable to a Fund are charged directly to the Fund. Expenses relating to the Group are allocated proportionately to each Fund within the Group according to the relative net assets of each Fund or on another reasonable basis. Each class of shares bears its respective pro-rata portion of the expenses, except that each class separately bears expenses related specifically to that class, such as distribution fees.
Dividends to Shareholders:
Dividends from net investment income, if any, are declared daily and paid monthly for all of the Funds, except the Large Cap Growth Fund. Dividends for the Large Cap Growth Fund are declared and distributed quarterly. Dividends from net realized gains, if any, are declared and distributed annually for all Funds.
The amounts of dividends from net investment income and distributions from net realized gains, if any, are determined in accordance with federal income tax regulations, which may differ from GAAP. These ‘’book/tax’’ differences are either considered temporary or permanent in nature. To the extent these differences are permanent in nature, such amounts are reclassified within the composition of net assets based on their federal tax-basis treatment; temporary differences do not require reclassification. To the extent dividends exceed net investment income and net realized gains for tax purposes, they are reported as distributions of capital.
continued

SIGNAL FUNDS
Notes to Financial Statements — March 31, 2006
Federal Income Taxes:
Each Fund intends to continue to qualify as a regulated investment company by complying with the provisions available to certain investment companies, as defined in Subchapter M of the Internal Revenue Code, and to make distributions from net investment income and from net realized capital gains sufficient to relieve it from all, or substantially all, federal income and excise taxes.
3. Related Party Transactions:
Investment Advisor:
The Funds and the Advisor are parties to an Investment Advisory Agreement under which the Advisor is entitled to receive an annual fee, computed daily and paid monthly, equal to the average daily net assets of each Fund, at the following annual percentage rates:

Name	Fee Rate*

Large Cap Growth Fund	0.75%
Income Fund	0.50%
Tax-Exempt Income Fund	0.50%
Money Market Fund	0.10%

*
The Advisor voluntarily waived fees during the year. With these voluntary fee waivers by the Advisor, net advisory fees for the Funds on an annual basis are 0.55% for the Large Cap Growth Fund, 0.25% for the Income Fund, 0.50% for the Tax-Exempt Income Fund, and 0.05% for the Money Market Fund.

The Advisor may also, from time to time, voluntarily reduce all or a portion of its advisory fee with respect to a Fund.
Administration:
The Funds and BISYS Fund Services Ohio, Inc. (“BISYS Ohio” or the “Administrator”), a wholly owned subsidiary of The BISYS Group, Inc., are parties to an Administration Agreement under which the Administrator provides services for a fee that is computed daily and paid monthly at an annual rate of 0.14% of the average daily net assets of the Funds. From April 1, 2005 through June 30, 2005 the annual rate was 0.20% of the average daily net assets for the Large Cap Fund, Income Fund, Tax-Exempt Fund and 0.25% for the Money Market Fund, respectfully. Certain officers and Trustees of the Group are also employees of the Administrator and are paid no fees directly by the Funds for serving as officers of the Group, except to Chief Compliance Officer (the “CCO”). BISYS Ohio also provides fund accounting and transfer agency services to the Funds pursuant to certain fee arrangements. For transfer agency services, BISYS Ohio receives a fee based on the number of shareholders of record and reimbursement of certain expenses. For fund accounting, BISYS Ohio receives a fee from each Fund for such services equal to an annual rate of three one-hundredths of one percent (.03%) of that Funds’ average daily net assets, subject to certain minimums.
Under a Compliance Services Agreement between the Funds and BISYS Ohio (the “CCO Agreement”), BISYS Ohio makes an employee available to serve as the Funds’ CCO. Under the CCO Agreement, BISYS Ohio also provides infrastructure and support in implementing the written policies and procedures comprising the Funds’ compliance program, including support services to the CCO. For the services provided under the CCO Agreement, the Funds paid BISYS Ohio $15,717 for the year ended March 31, 2006, plus certain out of pocket expenses. BISYS Ohio pays the salary and other compensation earned by any such individuals as employees of BISYS Ohio.
Pursuant to a Sub-Administration agreement, the Advisor provides certain administration services to the Funds. For their services, the Advisor is entitled to a fee payable by the Funds of 0.05% for the Large Cap Fund, Income Fund, and the Tax Exempt Fund, and 0.10% for the Money Market Fund.
continued

SIGNAL FUNDS
Notes to Financial Statements — March 31, 2006
Distribution:
The Funds and BISYS Fund Services Limited Partnership (the “Distributor”), a wholly owned subsidiary of The BISYS Group, Inc., are parties to a Distribution Agreement under which shares of the Funds are sold on a continuous basis. The Group has adopted a Service and Distribution Plan for Class A shares pursuant to Rule 12b-1 under the 1940 Act under which the Class A shares of each Fund are authorized to pay the Distributor for payments it makes to banks, other institutions and broker-dealers, and for expenses the Distributor and any of its affiliates incur for providing distribution or shareholder service assistance to the Funds. The calculated annual rate will not exceed 0.25% of the average daily net asset value of Class A shares.
For the year ended March 31, 2006, the Distributor received $9,776 from commissions earned on sales of Class A shares and redemption of Class B shares, none of which the Distributor re-allowed to affiliated broker-dealers of the Funds.
There is no initial sales charge on purchases of $1 million or more of the Class A Shares of the Funds. However, a contingent deferred sales charge (“CDSC”) will be charged to the shareholder if shares are redeemed in the first 18 months after purchase. The Funds collected no CDSC fees on Class A Shares during the year ended March 31, 2006.
4. Purchases and Sales of Securities:
Purchases and sales of investment securities, excluding short-term and U.S. government securities, for the year ended March 31, 2006, totaled:

	Purchases	Sales

Large Cap Growth Fund	$14,916,695	$20,552,168
Income Fund	24,028,043	23,511,487
Tax-Exempt Income Fund	2,535,376	2,618,019

SIGNAL FUNDS
Notes to Financial Statements — March 31, 2006
5. Federal Tax Information
At March 31, 2006, the cost, gross unrealized appreciation and gross unrealized depreciation on securities, for federal income tax purposes, were as follows:

				Net Unrealized
		Tax Unrealized	Tax Unrealized	Appreciation
Fund	Tax Cost	Appreciation	(Depreciation)	(Depreciation)

Large Cap Growth Fund	$28,979,421	$10,033,326	$(62,652)	$9,970,674
Income Fund	99,437,735	215,271	(2,402,563)	(2,187,292)
Tax-Exempt Income Fund	21,219,743	365,300	(190,844)	174,456
The tax character of distributions paid during the fiscal year ended March 31, 2006 were as follows:

	Distributions paid from
		Net Long Term	Total Taxable	Tax Exempt	Total Distributions
Fund	Ordinary Income	Capital Gains	Distributions	Distributions	Paid[1]

Large Cap Growth Fund	$58,614	$2,454,901	$2,513,515	$—	$2,513,515
Income Fund	4,028,378	—	4,028,378	—	4,028,378
Tax-Exempt Income Fund	6,909	48,928	55,837	743,148	798,985
Money Market Fund	2,873,806		2,873,806	—	2,873,806
The tax character of distributions paid during the fiscal year ended March 31, 2005 were as follows:

	Distributions paid from
		Net Long Term	Total Taxable	Tax Exempt	Total Distributions
Fund	Ordinary Income	Capital Gains	Distributions	Distributions	Paid[1]

Large Cap Growth Fund	$119,024	$2,674,811	$2,793,835	$—	$2,793,835
Income Fund	2,866,596	—	2,866,596	—	2,866,596
Tax-Exempt Income Fund	3,235	145,312	148,547	632,982	781,529
Money Market Fund	955,267	—	955,267	—	955,267
As of March 31, 2006 the components of accumulated earnings/(deficit) on a tax basis were as follows:

								Total
	Undistributed	Undistributed	Undistributed			Accumulated	Unrealized	Accumulated
	Tax Exempt	Ordinary	Long-Term	Accumulated	Distributions	Capital and	Appreciation	Earnings
Fund	Income	Income	Capital Gains	Earnings	Payable	Other Losses	(Depreciation)[2]	(Deficit)

Large Cap Growth Fund	$—	$139,486	$2,725,399	$2,864,885	$—	$—	$9,970,674	$12,835,559
Income Fund	—	302,427	—	302,427	(294,326)	(337,557)	(2,187,292)	(2,516,748)
Tax-Exempt Income Fund	61,387	—	1,446	62,833	(61,387)	—	174,456	175,902
Money Market Fund	—	348,886	—	348,886	(348,888)	(116)	—	(118)

[1]	Total distributions paid may differ from the amount reported in the Statement of Changes in Net Assets because for tax purposes distributions are recognized when actually paid.

[2]	The differences between book-basis and tax-basis unrealized appreciation (depreciation) is attributable primarily to: tax deferral of losses on wash sales.
As of March 31, 2006, the following Funds had net capital loss carryforwards, which are available to offset future realized gains.

	Amount	Expires
Income Fund	$70,328	2012
	222,752	2014

	Amount	Expires
Money Market	$46	2014

Under current tax law, capital losses realized after October 31 of a Fund’s fiscal year may be deferred and treated as occurring on the first business day of the following fiscal year for tax purposes. The following Funds had deferred post October capital losses, which will be treated as arising on the first business day of the fiscal year ending March 31, 2007:

Post-October Loss
Income Fund	$44,477
Money Market	70

Report of Independent Registered Public Accounting Firm
To the Board of Trustees and
Shareholders of The Signal Funds:
We have audited the accompanying statements of assets and liabilities, including the schedules of portfolio investments, of the Signal Funds (the “Funds”) (comprising the Signal Large Cap Growth Fund, Signal Income Fund, Signal Tax-Exempt Income Fund, and Signal Money Market Fund), as of March 31, 2006, and the related statements of operations, the statements of changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Funds’ management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The statements of changes in net assets and financial highlights for the period ended March 31, 2005 and prior were audited by other auditors. Those auditors expressed an unqualified opinion on those statements of changes in net assets and financial highlights in their report dated May 20, 2005.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Funds’ internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Funds’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of March 31, 2006, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Signal Funds at March 31, 2006, the results of their operations, the changes in their net assets, and financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Columbus, Ohio
May 15, 2006

SIGNAL FUNDS
Additional Information — March 31, 2006 (unaudited)
1. Other Federal Tax Information:
During the fiscal year ended March 31, 2006, the Funds declared long-term realized gain distributions in the following amounts:

15% Capital Gains
Large Cap Growth Fund	$2,454,901
Tax-Exempt Income Fund	48,928
For the fiscal year ended March 31, 2006, the following percentage of the total ordinary income distributions paid by the Funds qualify for the distributions received deduction available to corporate shareholders.

Distributions Received Deduction
Large Cap Growth Fund	100%
For the fiscal year ended March 31, 2006, distributions paid by the Funds may be subject to a maximum tax rate of 15%, as provided for by the Jobs and Growth Growth Tax Relief Reconciliation Act of 2003. The Funds intend to designate the maximum amount allowable as taxed at a maximum rate of 15%. Complete information will be reported in conjunction with your 2005 Form 1099-DIV.

Qualified Divided Income
Large Cap Growth Fund	100%
2. Expense Comparison:
As a shareholder of the Funds, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchases, (2) ongoing costs, including management fees; distribution fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Funds and to compare these costs with the ongoing costs of investing in other mutual funds.
The Example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period from October 1, 2005 through March 31, 2006.
Actual Expenses
The table below provides information about actual account values and actual expenses. You may use the information below, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the table under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

		Beginning Account	Ending Account	Expense Paid	Expense Ratio
		Value	Value	During Period*	During Period
		10/1/05	3/31/06	10/1/05 - 3/31/06	10/1/05 - 3/31/06

Large Cap Growth Fund	Class A	$1,000.00	$1,054.00	$6.86	1.34%
	Class I	1,000.00	1,055.60	5.59	1.09%

Income Fund	Class A	1,000.00	999,70	4.54	0.91%
	Class I	1,000.00	1,000.90	3.29	0.66%

Tax-Exempt Income Fund	Class A	1,000.00	1,000.40	5.54	1.11%
	Class I	1,000.00	1,001.60	4.24	0.85%

Money Market Fund	Class I	1,000.00	1,018.60	2.62	0.52%

SIGNAL FUNDS
Additional Information — March 31, 2006 (unaudited)
Hypothetical Example for Comparison Purposes
The table below provides information about hypothetical account values and hypothetical expenses based on each Fund’s expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

		Beginning Account	Ending Account	Expense Paid	Expense Ratio
		Value	Value	During Period*	During Period
		10/1/05	3/31/06	10/1/05 - 3/31/06	10/1/05 - 3/31/06

Large Cap Growth Fund	Class A	$1,000.00	$1,018.05	$6.74	1.34%
	Class I	1,000.00	1,019.50	5.49	1.09%

Income Fund	Class A	1,000.00	1,020.39	4.58	0.91%
	Class I	1,000.00	1,021.64	3.33	0.66%

Tax-Exempt Income Fund	Class A	1,000.00	1,019.40	5.59	1.11%
	Class I	1,000.00	1,020.69	4.28	0.85%

Money Market Fund	Class I	1,000.00	1,022.34	2.62	0.52%

*
Expenses are equal to the average account value times the Fund’s annualized expense ratio multiplied by the number of days in the most recent half-year divided by the number of days in the fiscal year.

SIGNAL FUNDS
Additional Information — March 31, 2006 (unaudited)
Investment Advisor Contract Approval
The Annual Consideration by the Board of Trustees of the Continuation of the Investment Advisory Agreement Between the Funds and Signal Capital Management, Inc. (the “Adviser”)
In accordance with the Investment Company Act of 1940, the Board of Trustees of the Funds is required, on an annual basis, to consider the continuation of the Investment Advisory Agreement with the Adviser, and this must take place at an in-person meeting of the Board. The relevant provisions of the Investment Company Act of 1940 specifically provide that it is the duty of the Board to request and evaluate such information as the Board determines is necessary to allow them to properly consider the continuation of the Investment Advisory Agreement, and it is the duty of the Adviser to furnish the Trustees with such information that is responsive to their request. Accordingly, in determining whether to renew the Investment Advisory Agreement, the Board of Trustees requested, and the Adviser provided, information and data relevant to the Board’s consideration. This included materials that provided the Board with information regarding the investment performance of the Funds and information regarding the fees and expenses of the Funds, as compared to other similar mutual funds. As part of its deliberations, the Board also considered and relied upon the information about the Funds and the Adviser that had been provided to them throughout the year in connection with their regular Board meetings at which they engage in the ongoing oversight of the Funds and their operations.
The Board of Trustees most recently considered the continuation of the Investment Advisory Agreement at their in-person meeting held on February 23, 2006. At this meeting the Board engaged in a thorough review process in connection with determining whether or not to continue the Investment Advisory Agreement. The Board met during the meeting directly with representatives of the Adviser and reviewed various factors with them concerning the proposed continuation of the Investment Advisory Agreement. Among the factors the Board considered was the overall performance of the Funds relative to the performance of other similar mutual funds since the inception of each of the Funds. The Board took note of the fact that the performance results achieved by the Adviser for each of the Funds, on both a short-term basis and on a longer-term basis, was favorable on a comparative basis and that the Adviser produced these results in a manner consistent with the stated investment objectives and policies of each of the Funds. The Board also took note of the relationship between the Adviser and the Funds and the efforts that have been undertaken by the Adviser to foster the growth and development of the Funds since the inception of each of the Funds and their plans for the continued growth of each of the Funds. The Board compared expenses of each Fund to the expenses of its peers, noting that the expenses for each of the Funds compare favorably with industry averages for other funds of similar size and investment objective. They noted the range of investment advisory services provided by the Adviser to the Funds and the level and quality of these services. The Board also considered the services that the Adviser performs in its capacity as the sub-administrator for the Funds, the fees that it receives for providing these services, and the benefits to the Funds and their shareholders that result from the Adviser providing these sub-administration services. The Board members took note of the fact that the sub-administration fees provide additional revenue to the Adviser but that the Adviser provides valuable and useful services for the fees paid. The Board also reviewed financial information concerning the Adviser relating to the operation of the Funds, noting the overall profitability of the relationship with the Funds to the Adviser, which was found to be consistent with industry standards, and the financial soundness of the Adviser as demonstrated by the financial information provided was also noted. The Board further reviewed the Adviser’s brokerage practices, including soft dollar arrangements, and its best-execution procedures, and it was noted that these were reasonable and consistent with standard industry practice. The Board took note of the current portfolio managers for each of the Funds, their respective compensation arrangements and their overall management of each of the Funds. The Board also considered information regarding the fees that the Adviser charges other clients for investment advisory services that are similar to the advisory services provided to the Funds and noted that the fees were comparable based on the relevant circumstances of the types of accounts involved.
The Board then undertook a review of the proposed renewal of the Investment Advisory Agreement with respect to each Fund separately, noting the applicable investment objectives, strategies and fee arrangements for each Fund, and noting the Adviser’s investment expertise and the investment strategies utilized by the Adviser with respect to each of the Funds. In considering the investment advisory fees applicable to each of the Funds, the Board discussed with representatives of the Adviser their reasons for assessing the applicable fees in connection with each of the Funds, and the Board considered and discussed the fees charged by similar funds in each respective investment category. The Board also reviewed matters with respect to the proposed continuation of the Sub-Investment Advisory Agreement for the Signal Money Market Fund with Mercantile Capital Advisors, Inc., the sub-investment adviser to the Signal Money Market Fund. The Board took note of the favorable investment performance attained by Mercantile

SIGNAL FUNDS
Additional Information — March 31, 2006 (unaudited)
Capital Advisors, Inc. with respect to the Signal Money Market Fund and they took further note of their successful sub-investment management of that Fund.
In reaching their conclusion with respect to the continuation of the Investment Advisory Agreement for each of the Funds and the Sub-Investment Advisory Agreement for the Signal Money Market Fund, the Trustees did not identify any one single factor as being controlling, rather, the Board took note of a combination of factors that influenced their decision making process. The Board did, however, identify the overall favorable investment performance of the Funds, the commitment of the Adviser to the successful operation of the Funds, and the level of expenses of the Funds, as being important elements of their consideration. The Board members also took notice of the fact that the Adviser has waived a portion of its investment advisory fee with respect to each of the Funds since their inception in order to help reduce the operating expense ratio of each of the Funds and they took further notice of the Adviser’s undertaking to continue waiving a portion of its investment advisory fee for each of the Funds for the current fiscal year of the Funds. Based upon their review and consideration of these factors and other matters deemed relevant by the Board in reaching an informed business judgment, a majority of the Board of Trustees, including a majority of the Independent Trustees, concluded that the terms of the Investment Advisory Agreement are fair and reasonable and the Board voted to renew the Investment Advisory Agreement for an additional one-year period.

SIGNAL FUNDS
  March 31, 2006
Results of Special Meeting of Shareholders
A special meeting of the shareholders (the “Meeting”) of The Coventry Group (the “Group”) was held on February 21, 2006. The Funds are separate investment series of the Group. The Meeting was held for the purpose of electing Trustees of the Group. As of the record date for the Meeting, there were 153,785,122 shares of beneficial interest in the Group outstanding. Information regarding the results of the shareholder vote are set forth below. Each of the nominees was elected to the Board by the requisite shareholder vote.

Trustee Nominee	Affirmative Votes	% of Outstanding	Votes Withheld	% of Outstanding
James H. Woodward	93,503,623	60.83%	4,475	.003%
Michael M. Van Buskirk	93,503,623	60.83%	4,475	.003%
Maurice G. Stark	93,503,623	60.83%	4,475	.003%
Diane E. Armstrong	93,503,623	60.83%	4,475	.003%
Walter B. Grimm	93,193,133	60.63%	314,965	.205%

SIGNAL FUNDS
Trustees and Officers — March 31, 2006 (unaudited)
Trustees who are deemed “interested persons,” as defined in the Investment Company Act of 1940, are included in the table titled, “Interested Trustees.” Trustees who are not interested persons are referred to as Independent Trustees. The Fund’s Statement of Additional Information includes additional information about the Funds’ Trustees and is available, without charge and upon request, by calling 1-800-468-0347.

		Term of Office**		Number of Funds
Name, Address	Positions(s) Held	and Length of	Principal Occupation(s)	in Fund Complex	Other Directorships
Age	with the Funds	Time Served	During Past Five Years	Overseen by Trustee	Held by Trustee

INTERESTED TRUSTEES*

Walter B. Grimm 3435 Stelzer Road Columbus, Ohio 43219 Age: 60	Trustee	Since 1996	Retired. From June 1992 to 2005, employee of BISYS Fund Services.	15	American Performance Funds; Legacy Funds Group; Performance Funds Trust; The Coventry Funds Trust

INDEPENDENT TRUSTEES

Maurice G. Stark 3435 Stelzer Road Columbus, Ohio 43219 Age: 70	Trustee	Since 1992	Retired.	15	The Coventry Funds Trust

Michael M. Van Buskirk 3435 Stelzer Road Columbus, Ohio 43219 Age: 59	Trustee and Chairman of the Board of Trustees	Since 1992	From June 1991 to present, employee of and currently President of The Ohio Bankers’ League (trade association)	15	The Coventry Funds Trust

Diane Armstrong 3435 Stelzer Road Columbus, Ohio 43219 Age: 41	Trustee	Since 2004	From August 2003 to present, Principal of King Dodson Armstrong Financial Advisors, Inc.; from April 2000 to August 2003, Director of Financial Planning, Hamilton Capital Management.	15	The Coventry Funds Trust

Dr. James Woodward 3435 Stelzer Road Columbus, Ohio 43219 Age: 66	Trustee	Since 2006	Retired. From July 1989 to June 2005 , Chancellor, University of North Carolina at Charlotte.	15	The Coventry Funds Trust

OFFICERS WHO ARE NOT TRUSTEES

R. Jeffrey Young 3435 Stelzer Road Columbus, Ohio 43219 Age: 41	President	Since 1999	From October 1993 to present, employee of BISYS Fund Service.

Aaron Masek 3435 Stelzer Road Columbus, Ohio 43219 Age: 32	Treasurer	Since 2006	From March 1997 to present, employee of BISYS Fund Services.

Timothy Bresnahan 3435 Stelzer Road Columbus, Ohio 43219 Age: 37	Secretary	Since 2005	From February 2005 to present, employee of BISYS Fund Services; from March 2004 to February 2005, employee of the law firm of Greenberg Traurig; from October to March 2004, employee of Deutsche Bank Asset Management, Inc.; from September, 2001 to February, 2003, Associate of the law firm Goodwin Procter, L.L.P.

Alaina V. Metz 3435 Stelzer Road Columbus, Ohio 43219 Age: 37	Assistant Secretary	Since 1995	From June 1995 to present, employee of BISYS Fund Services.

George L. Stevens 3435 Stelzer Road Columbus, Ohio 43219 Age: 54	Chief Compliance Officer	Since 2004	From September 1996 to present, employee of BISYS Fund Services.

*
Mr. Grimm is considered to be an “interested person” of the Funds as defined in the Investment Company Act of 1940 due to his previous employment with BISYS Fund Services, the Funds’ distributor and administrator.

**	Trustees hold their position with the Funds until their resignation or removal. Officers hold their positions with the Funds until a successor has been duly elected and qualified.

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